Exhibit 7

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

SUGARFINA, INC. AND ITS SUBSIDIARIES

AND

SUGARFINA ACQUISITION CORP.

October 25, 2019

Table of Contents

(continued)

ii

Table of Contents

(continued)

Exhibit A – Form of Bidding Procedures Order

Exhibit B – Form of Sale Order

Exhibit C – Equity Term Sheet

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (as amended, supplemented, or modified from time to time, this “Agreement”) is entered into as of October 25, 2019 (the “Execution Date”) by and among Sugarfina, Inc., a Delaware corporation, Sugarfina International, LLC, a Delaware limited liability company, and Sugarfina (Canada), Ltd., a Canadian limited company (collectively, “Seller”), and Sugarfina Acquisition Corp., a Delaware corporation (and together with its assignees or designees, as provided under Section 9.7, “Buyer”). Seller and Buyer are each referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH

WHEREAS, each Seller filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on September 4, 2019 (the “Petition Date”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, Seller operates an upscale candy brand for adults through wholesale and corporate sales, licensing, e-commerce, and retail boutiques (including travel boutiques) (collectively, the “Business”);

WHEREAS, subject to the terms and upon the conditions set forth herein, Seller desires to sell, transfer, assign, and contribute to Buyer, and Buyer desires to purchase, acquire, assume, and accept the contribution from Seller, all of the Acquired Assets and Assumed Liabilities, on the terms and subject to the conditions set forth in this Agreement and in accordance with sections 105, 363, 365, and all other applicable provisions of the Bankruptcy Code, all as more specifically provided herein;

WHEREAS, each Seller has determined that it is advisable and in the best interests of its estate and the beneficiaries of its estate to consummate the transactions provided for herein pursuant to the Bidding Procedures Order and the Sale Order and has approved this Agreement; and

WHEREAS, the transactions contemplated by this Agreement are subject to the approval of the Bankruptcy Court and will be consummated only pursuant to the Sale Order to be entered in the Bankruptcy Case.

NOW, THEREFORE, in consideration of the mutual promises herein made, and the agreements, covenants, representations, and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are acknowledged and accepted, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Definitions. For purposes of this Agreement:

“Accounts Receivable” means all accounts, accounts receivable, credit card receivables, notes receivable, and other rights to payments of Seller of whatever kind or nature, including all vendor rebates and current or deferred rights to payment for goods, by-products, or services rendered on or prior to the Closing Date and all claims, rights, interests, and proceeds related thereto, but excluding any rights to payments arising out of the Acquired Judgments, Tax refunds, or Causes of Action that are Excluded Assets.

“Acquired Accounts Receivable” has the meaning set forth in Section 2.3(c).

“Acquired Assets” means all of Seller’s right, title, and interest in, to, and under all of the business, assets, properties, contractual rights, goodwill, going concern value, rights, and claims owned by Seller, except as otherwise provided herein, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, and whether or not reflected on the Files and Records of Seller to be acquired by Buyer and contributed to Buyer at the Closing, in any case, other than the Excluded Assets. Without limiting the foregoing, the Acquired Assets include all of Seller’s rights, title, and interests in, to, and under each of the following assets:

(a)               all Acquired Accounts Receivable;

(b)               all cash on hand and cash in registers at the Assumed Leased Real Property or Retained Leased Real Property as of the Closing and the cash deposit supporting that certain Letter of Credit in the amount of $215, 158.95 from Comerica Bank in favor of CIBC Leaseco LLC (the “42nd Street Cash”);

(c)               all Acquired Inventory;

(d)               all Furnishings and Equipment;

(e)               all Business Intellectual Property;

(f)                all credits, deposits, and bonds related to any of the Acquired Assets;

(g)               all marketing materials, including signage;

(h)               all deposits and prepaid expenses arising under any Assumed Contract or in connection with any Assumed Liability, including the deposits listed on Section 1.1A of the Disclosure Schedule;

(i)                 all automobiles, trucks, tractors, and trailers used or held for use in the Business set forth on Section 1.1A of the Disclosure Schedule;

(j)                 to the maximum extent permitted by the Bankruptcy Code, all Leases designated as an Assumed Contract pursuant to Section 5.10 (each, an “Assumed Lease”), together with (to the extent of Seller’s interest therein) the buildings, fixtures, and improvements located on or attached to such real property, and (to the maximum extent transferable and permitted by the Bankruptcy Code) all rights arising therefrom (including all options and rights of first refusal) and all tenements, hereditaments, appurtenances, and other real property rights appertaining thereto, subject to the rights of the applicable landlord (including rights to ownership or use of such property) under such Assumed Leases;

(k)               to the maximum extent permitted by the Bankruptcy Code, all Contracts designated as an Assumed Contract pursuant to Section 5.10, the rights and benefits accruing thereunder, and all documents related thereto;

(l)                all files, documents, instruments, papers, computer files, information and records, and all other files and records of Seller in any media primarily relating to the Acquired Assets (collectively, the “Files and Records”);

(m)              to the extent requested by Buyer and to the extent assignable to Buyer under applicable Law, all Permits held, used, or intended to be used by Seller in connection with the Business, and all of the rights and benefits accruing thereunder;

(n)               any rights, demands, claims, causes of action (including all Avoidance Actions), prepayments, refunds, rights of recovery, credits, allowances, rebates, rights of setoff or subrogation, and other claims of Seller against any Person, including any rights against third parties under Assumed Contracts, arising out of or relating to any of the Acquired Assets (collectively, “Causes of Action”);

(o)               all proceeds due to Seller relating to judgments rendered in favor of Seller prior to Closing, including the judgment against Sweet Pete, but excluding the Excluded Judgments (the “Acquired Judgments”);

(p)               all rights, title, and interest of Seller in and to any property subject to a Personal Property Lease that is used in or held for use in the Business, to the extent any such Personal Property Lease is an Assumed Contract; and

(q)               to the extent transferable, all rights of Seller under or pursuant to all warranties, representations, and guarantees made by suppliers, manufacturers, and contractors to the extent relating to the Business or any of the Acquired Assets, or any services provided to Seller in connection with the Business or the Acquired Assets, or to the extent otherwise affecting any Acquired Assets, other than any warranties, representations, and guarantees pertaining exclusively to any Excluded Assets.

“Acquired Inventory” has the meaning set forth in Section 2.3(b)(iii).

“Acquired Judgments” has the meaning set forth in the definition of Acquired Assets.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Principles” has the meaning set forth in Section 2.6.

“Alternative Transaction” means any of the following with respect to a Person other than Buyer or any Affiliate of Buyer: (a) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, or other similar transaction or series of related transactions providing for the direct or indirect sale, or other disposition of any or all of the Acquired Assets; (b) any sale, lease, exchange, transfer, or other disposition (including by way of merger, consolidation, license, exchange, plan of reorganization, plan of liquidation, or restructuring), in a single transaction or a series of related transactions, of any or all of the Acquired Assets; (c) any issuance, sale, or other disposition of equity interests (or options, rights, or warrants to purchase, or interests convertible into or exchangeable for, such equity interests) of any entity then currently owning, directly or indirectly, any or all of the Acquired Assets; (d) any combination of the foregoing; or (e) any transaction contemplated by a Competing Bid.

“Annual Financial Statements” has the meaning set forth in Section 3.17(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.5(a)(i)(D).

“Assumed Contract” has the meaning set forth in Section 5.10(a)(ii).

“Assumed Lease” has the meaning set forth in the definition of Acquired Assets.

“Assumed Leased Real Property” Leased Real Property subject to an Assumed Contract.

“Assumed Liabilities” means, subject to the terms and conditions set forth in this Agreement, and provided that the following shall not include any Excluded Liabilities, as of the Closing, the following obligations of Seller related to the Acquired Assets acquired in respect of such Closing, and no others shall be assumed by Buyer:

(a)               all Liabilities relating to Buyer’s ownership or operation of the Acquired Assets, to the extent arising from events, facts, or circumstances that occur from and after the Closing, but excluding any Liabilities to the extent relating to Seller’s ownership or operation of the Acquired Assets prior to the Closing or relating to any goods or services that were sold or provided by Seller prior to the Closing;

(b)               all Liabilities under Customer Programs;

(c)               all Cure Costs payable with respect to Assumed Contracts; and

(d)               Liabilities of Seller under the Retained Contracts, from and after the Closing, solely as set forth in Section 5.10(a)(v).

“Assumption and Assignment Notice” has the meaning set forth in Section 5.10(a)(ii).

“Auction” has the meaning set forth in the Bidding Procedures Order.

“Avoidance Actions” means all Causes of Action for the avoidance of any transfer, including any preferential transfer, fraudulent conveyance, or fraudulent transfer, arising under sections 544, 547, 548, 549, or 550 of the Bankruptcy Code or any state fraudulent conveyance or fraudulent transfer statute.

“Bankruptcy Case” means each Chapter 11 case of a Seller.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bid Deadline” has the meaning set forth in the definition of Bidding Procedures Order.

“Bidding Procedures Order” means an order of the Bankruptcy Court, substantially in the form attached hereto as Exhibit A which shall be consistent with the bidding procedures set forth in the document filed with the Bankruptcy Court as docket no. 209 and in form and substance acceptable to Buyer in its reasonable discretion that, among other things, (a) approves and authorizes the payment of the Break-Up Fee and Expense Reimbursement on the terms and conditions set forth in Section 5.5, (b) grants superpriority administrative expense status to the Break-Up Fee and Expense Reimbursement (senior to any other superpriority administrative expense claims, except for administrative expense claims of the Lender (as defined in the DIP Order), under the DIP Credit Facility (as such term is defined in the DIP Order)) pursuant to sections 363, 503(b), and 507(a)(2) of the Bankruptcy Code, (c) establishes a date for the Sale Hearing, and (d) establishes procedures for the bidding and Auction process, including: (i) the receipt by Seller of a Qualified Bid by the Bid Deadline; (ii) the amount of the cash bid required for a Qualified Bid; (iii) the nature of the financial information that potential bidders must submit to consummate a Qualified Bid; (iv) the requirement that for a Qualified Bid a duly authorized and fully executed purchase agreement must be included, with terms that are substantially the same as, not more burdensome in any material way than, and no more conditional than, the terms of Buyer’s proposed transaction under the terms of this Agreement; (v) the nature of the information that potential bidders must submit to demonstrate their ability to provide adequate assurance of future performance with respect to potential Contracts and Leases that may be assumed and assigned; (vi) the minimum bid required to start the Auction; and (vii) the subsequent bid increments for the Auction, which in any event shall be no less than One Hundred Twenty-Five Thousand Dollars ($125,000).

“Bill of Sale” has the meaning set forth in Section 2.5(a)(i)(C).

“Bonding Requirements” means standby letters of credit, guarantees, indemnity bonds, and other financial commitment credit support instruments issued by third parties on behalf of Seller regarding any of the Acquired Assets.

“Bonus” has the meaning set forth in Section 6.3(b).

“Break-Up Fee” has the meaning set forth in Section 5.5(a).

“Budget” has the meaning set forth in the DIP Facility at the time that the motion to approve the DIP Facility is initially filed with the Bankruptcy Court.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day, other than a Saturday, Sunday, and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Business Intellectual Property” means all Intellectual Property of Seller, including the name “Sugarfina,” any Trademark or other indicia of origin that includes such name, or any related abbreviations, acronyms, or other formatives based on such names, whether alone or in combination with any other words, phrases, or designs, and all registrations, applications, and renewals thereof, and all rights and goodwill associated therewith.

“Buyer” has the meaning set forth in the preamble.

“Cash Equivalents” means cash, checks, money orders, funds in time and demand deposits or similar accounts, marketable securities, short-term investments, and other cash equivalents and liquid investments.

“Casualty” has the meaning set forth in Section 6.7.

“Causes of Action” has the meaning set forth in the definition of Acquired Assets.

“Closed Leased Real Property” means those locations of Leased Real Property where Seller closes operations prior to the Closing Date.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Competing Bid” has the meaning set forth in Section 5.5(b).

“Confidentiality Agreement” means the confidentiality agreement, dated as of June 27, 2019, by and between Buyer and Seller.

“Consent” means any consent, waiver, approval, exemption, order, or authorization of, or registration, declaration, or filing with or notice to, any Person.

“Contract” means any written agreement, contract, arrangement, commitment, promise, obligation, right, instrument, document, sales order, purchase order, or other similar understanding that is binding on any Person or any part of its property under applicable Law (including commitments to enter into any of such).

“Contract Schedule” has the meaning set forth in Section 5.10(a)(i).

“Contracting Parties” has the meaning set forth in Section 9.15.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Cost Value” has the meaning set forth in Section 2.3(b)(i).

“Cure Costs” means any and all amounts, costs, or expenses that must be paid or actions or obligations that must be performed or satisfied pursuant to the Bankruptcy Code to effectuate the assumption by the applicable Seller, and the assignment to Buyer, of the Assumed Contracts, as determined by the Bankruptcy Court or agreed to by Seller and the non-Seller counterparty to the applicable Assumed Contract.

“Cure Notice” has the meaning set forth in Section 5.10(a)(i).

“Customer Programs” means any program implemented in the Ordinary Course of the Business consistent with past practice, to promote customer interest in the Business, including any, discount, coupon, gift card, or gift certificate programs.

“Decree” means any judgment, decree, ruling, appeal, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, administrative order, or any other order of any Governmental Authority.

“Deposit” has the meaning set forth in Section 2.3(e).

“Designation Cost Overage” has the meaning set forth in Section 5.10(a)(v).

“DIP Facility” means the debtor-in-possession financing facility provided to Seller in the Bankruptcy Case.

“Disclosure Schedule” has the meaning set forth in Article III.

“Employee Benefit Plans” has the meaning set forth in Section 3.12(a).

“Environmental Law” means any applicable foreign, federal, state, or local Law currently in effect relating to pollution, the protection of the environment, or natural resources.

“Environmental Liability” means all liabilities, monetary obligations, financial assurance requirements, losses, damages, punitive damages, consequential damages, treble damages, natural resource damages, costs and expenses (including all fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and that relate to (a) the compliance or actual or alleged non-compliance with or violation of any Environmental Law or term or condition of any environmental Permit or (b) any actual or alleged environmental condition or the presence, use, handling, storage, disposal, Release or threatened Release of, or exposure to, any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m), or (o) of the IRC or Section 4001(b)(1) of ERISA that includes or included the first entity, trade, or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.

“Equity Agreement” has the meaning set forth in Section 2.5(a)(i)(I).

“Equity Term Sheet” has the meaning set forth in Section 2.3(a)(ii).

“Excluded Assets” means all assets of Seller in and to the following:

(a)               all capital stock and other equity interests of Seller;

(b)               all of Seller’s cash and Cash Equivalents, except to the extent otherwise included as part of the Acquired Assets;

(c)               all Permits that are not part of the Acquired Assets as provided herein;

(d)               all insurance policies and binders and, except to the extent otherwise included as part of the Acquired Assets, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders, together with any claims or Causes of Action under such insurance policies (except as set forth in Section 2.9 hereof);

(e)               all of Seller’s rights under this Agreement or any Related Agreement;

(f)                all Causes of Action related exclusively to the Excluded Assets;

(g)               all proceeds due to Seller relating to judgments by the Seller against Global Retail Limited and Sweitzer LLC/Sweitzer Lakewood LLC (the “Excluded Judgments”);

(h)               all assets, but not Accounts Receivable, in and related to the Excluded Leases (except to the extent Buyer consents to Inventory at any such Excluded Leases being transferred to Assumed Leased Real Property or Retained Leased Real Property, which Inventory shall be Acquired Assets);

(i)                 all Excluded Inventory;

(j)                 [Reserved];

(k)                all Intellectual Property owned, used, or held for use by Seller, other than the Business Intellectual Property;

(l)                 all Contracts set forth on Section 1.1B of the Disclosure Schedule (the “Excluded Contracts”);

(m)               all Leases set forth on Section 1.1B of the Disclosure Schedule (the “Excluded Leases”);

(n)               (i) copies of organizational documents, including copies of any qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates, and other documents relating to any Person that is not an Acquired Asset; (ii) Files and Records in any media related to (A) Taxes paid or payable by Seller (including all Taxes that constitute Excluded Liabilities), (B) any Liabilities not included in Assumed Liabilities, (C) intercompany receivables and obligations, or (D) personally identifiable information of third parties obtained prior to November 6, 2017; and (iii) except as otherwise provided in this Agreement, any Tax refund, deposit, prepayment, credit, attribute, or other Tax asset of or with respect to Seller; and

(o)               all rights and interests in Employee Benefit Plans and any assets securing such Employee Benefit Plans;

(p)               any Tax refunds or reimbursements due to Seller;

(q)              any of Seller’s prepetition or postpetition communications with the Seller’s counsel, including documents or communications that constitute in whole or part attorney work-product, as reasonably determined by the Seller, (provided that, in the event such a document is inadvertently produced or transferred to Buyer, such production or transfer shall not constitute a waiver of the applicable attorney-client privilege); and

(r)               those items set forth on Section 1.1B of the Disclosure Schedule under the heading “Other Excluded Assets” (as amended or supplemented from time to time in accordance with this Agreement).

“Excluded Contracts” has the meaning set forth in the definition of Excluded Assets.

“Excluded Inventory” has the meaning set forth in Section 2.3(b)(iii).

“Excluded Judgments” has the meaning set forth in the definition of Excluded Assets.

“Excluded Leases” has the meaning set forth in the definition of Excluded Assets.

“Excluded Liabilities” means any Liabilities of Seller or any predecessor or Affiliate of Seller, of any nature whatsoever, existing before or on the Closing Date or arising thereafter, other than the Assumed Liabilities, including all of the Liabilities of Seller or of any predecessor or Affiliate of Seller not specifically and expressly assumed by Buyer pursuant to this Agreement. For the avoidance of doubt, and without limiting the foregoing, Buyer shall not be obligated to assume, and it does not assume, and hereby disclaims all of the following Liabilities of Seller or of any predecessor or Affiliate of Seller other than the Assumed Liabilities (and any such Liabilities shall be considered Excluded Liabilities for all purposes of this Agreement):

(a)               any Liability arising out of, under, or in connection with the Excluded Assets;

(b)               all Liabilities for any accounts payable of Seller that are not Assumed Liabilities;

(c)               any Liability accrued on any financial statement of Seller;

(d)               any Liability associated with any and all indebtedness of Seller for borrowed money;

(e)               any Liability of Seller to the Internal Revenue Service or any other Governmental Authority, including those relating to Seller’s employees (whether or not triggered by the transactions contemplated by this Agreement or the announcement thereof (except as provided for in Section 6.3);

(f)                any Liability of Seller under this Agreement or any Related Agreement and the transactions contemplated hereby or thereby;

(g)               any Liability of Seller related to current or former employees, officers, directors, agents, or consultants of Seller, including those arising under any Law, Employee Benefit Plan, or other Contract with any employee, officer, director, agent, or consultant; or to the extent arising from activities or events occurring prior to the date on which he or she becomes an employee of Buyer, including, without limitation, any obligation to offer them continued employment, further leave, reinstatement or reassignment or to offer them or their qualified beneficiaries the opportunity to elect health care continuation coverage, compensation and other benefits, any obligation under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), vacation or sick time, payroll Taxes, leave of absences (e.g., FMLA benefits), retirement plan payables and any liabilities or obligations with respect to any Employee Benefit Plan or any other employee benefit or retirement plan or policy or obligations arising from the termination of liquidation of any Employee Benefit Plan, and any liability or potential liability for any claims arising out of any Employee’s employment or termination of employment with Seller, including but not limited to, contract, wrongful termination, unfair labor practices, discrimination or retaliation, failure to accommodate, ERISA, wage and hour, FMLA or other protected leave time, tort, unemployment compensation, workers’ compensation, or claim for violation of personnel policy or practice;

(h)               without limiting the generality of clause (g) above, all Liabilities relating to, or in respect of, any wages, bonuses, or other compensation or benefits, including vacation days, sick days, or other paid time-off, that is earned or accrued by, or with respect to, employees, officers, directors, or contractors of Seller or any Affiliate of Seller prior to the Closing;

(i)                 all Liabilities under ERISA;

(j)                 all Liabilities related to the Transferred Employees, including, without limitation, (1) all wages, benefits, vacation pay, sick pay, paid time off, severance pay and other forms of compensation; (2) all withholding taxes, unemployment insurance contributions and social security taxes based on payments; (3) all contributions, premiums or other payments to any employee benefit plans or for prepaid health care, temporary disability or workers compensation coverage earned, accrued or based on hours worked before the Effective Time; (4) all defense costs and settlement or judgment expense with respect to any claim threatened or made under Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act, the Equal Pay Act, the Americans With Disabilities Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Immigration Reform and Control Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Workers’ Adjustment and Retraining Notification Act, the National Labor Relations Act, any Michigan statutory law regarding retaliation/discrimination for filing a workers’ compensation claim or Illinois common law claim for retaliation for filing a workers’ compensation claim, or any other federal or state law against discrimination, harassment, retaliation or wrongful discharge, or requiring leave or other accommodation or otherwise regarding employment terms and conditions or termination from employment based on acts or omissions that allegedly occurred before the Effective Time;

(k)               all Liabilities based on any “de facto merger”, “business continuation” or “successor-in-interest,” or similar theories of liability;

(l)                all Environmental Liabilities arising prior to the Closing Date;

(m)              penalties, fines, settlements, interest, costs, and expenses arising out of or incurred as a result of any presence or release of any materials of environmental concern at any location or any actual or alleged violation by Seller of any Law and/or Environmental Law prior to the Closing Date;

(n)               any Liability to any Person arising out of any act or omission under any Law, including any Environmental Law;

(o)               any Liability under the WARN Act, if any, arising out of or resulting from (i) layoffs or termination of employees by Seller or (ii) the consummation of the transactions contemplated by this Agreement;

(p)               all Liabilities for expenses (i) incurred in connection with the negotiation and preparation of this Agreement and (ii) relating to the transactions contemplated by this Agreement, in each case to the extent incurred by Seller and including those related to legal counsel, accounting, brokerage, and investment advisor fees and disbursements; and

(q)               any and all other Liabilities not expressly assumed.

“Execution Date” has the meaning set forth in the preamble.

“Expense Reimbursement” has the meaning set forth in Section 5.5(a).

“Files and Records” has the meaning set forth in the definition of Acquired Assets.

“Final Order” shall mean an order, ruling, judgment, or the operation or effect of a judgment or other decree issued and entered by the Bankruptcy Court that has not been reversed, vacated, stayed, modified, or amended and as to which: (a) the time to appeal or petition for review, rehearing, certiorari, reargument, or retrial has expired and as to which no appeal or petition for review, rehearing, certiorari, reargument, or retrial is pending; or (b) any appeal or petition for review, rehearing, certiorari, reargument, or retrial has been finally decided and no further appeal or petition for review, rehearing, certiorari, reargument, or retrial can be taken or granted.

“Financial Statements” has the meaning set forth in Section 3.17(a).

“FIRPTA Affidavit” means an affidavit of an officer of Seller, sworn to under penalty of perjury, setting forth such Seller’s (or, if applicable, regarded owner’s) name, address, and federal tax identification number and stating that such Seller (or, if applicable, regarded owner) is not a “foreign person” within the meaning of section 1445 of the IRC and otherwise complying with the treasury regulations issued pursuant to section 1445 of the IRC.

“Furnishings and Equipment” means all tangible personal property (other than Intellectual Property), including fixtures, trade fixtures, store models, tables, chairs, and equipment (including information technology (other than such technology used by Seller pursuant to licenses that prohibit the sublicense or transfer thereof and for which consent to sublicense or transfer has not been obtained by Seller) and other equipment), in each case that is located at the Leased Real Property and used or intended to be used in the Business.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, local, or foreign government or governmental or regulatory authority, agency, board, bureau, commission, court, department, or other governmental entity.

“Hazardous Materials” means (a) any petroleum, petroleum-derived substances or petroleum products, flammable explosives, radioactive materials, radon, asbestos, or PCBs and (b) any chemicals, wastes, materials, or substances that are regulated, classified, or defined as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutant,” or “contaminant” or any similar denomination under any Environmental Law.

“Insurance Policies” means all of Seller’s material policies of insurance by which the Acquired Assets are covered.

“Intellectual Property” means all worldwide: (a) issued patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisionals, extensions, and reexaminations thereof (“Patents”); (b) Trademarks; (c) all copyrights, together with all registrations and applications for registration therefor and renewals in connection therewith (“Copyrights”); (d) trade secrets, know-how, technology, improvements, inventions, work in progress, confidential business information, formulas, research and development, customer and supplier lists, pricing and cost information, business, and marketing plans and proposals; (e) domain names, websites, and mobile device applications; (f) licenses relating to any of the foregoing; (g) registrations and applications for registration and renewal of the foregoing; (h) Software; and (i) any past, present, or future claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 2.5(a)(i)(F).

“Interim Financial Statements” has the meaning set forth in Section 3.17(a).

“Inventory” means all of Seller’s now owned or hereafter acquired inventory and goods, wherever located, including inventory in transit, raw material inventory, work in process, finished goods inventory, packaging materials, and/or other material used or consumed or held for sale in connection with the Business other than such inventory and goods that are disposed of in the Ordinary Course of Business prior to the Closing Date.

“Inventory Report” has the meaning set forth in Section 2.3(b)(iii).

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge of Seller” or “Seller’s Knowledge” (and other words of similar import) means the actual knowledge of those Persons set forth on Section 1.1C of the Disclosure Schedule under the heading “Seller Knowledge Parties”. “Knowledge of Buyer” or “Buyer’s Knowledge” (and other words of similar import) means the actual knowledge of those Persons set forth on Section 1.1D of the Disclosure Schedule under the heading “Buyer Knowledge Parties”.

“Law” means any constitution applicable to, and any statute, treaty, code, rule, regulation, ordinance, or requirement of any kind of, any Governmental Authority.

“Lease Assignment Agreement” has the meaning set forth in Section 2.5(a)(i)(E).

“Lease” means all leases, subleases, licenses, concessions, options, contracts, extension letters, easements, reciprocal easements, assignments, termination agreements, subordination agreements, nondisturbance agreements, estoppel certificates, and other agreements (written or oral), and any amendments or supplements to the foregoing, and recorded memoranda of any of the foregoing, pursuant to which Seller holds any leasehold or subleasehold estates, and other rights in respect of any property.

“Leased Real Property” shall mean all real property leased pursuant to the Leases, including all buildings and other structures, facilities, or leasehold improvements, currently or hereafter located thereon, all fixtures, systems, equipment, and items of personal property and other assets of every kind, nature, and description of Seller located at or attached or appurtenant thereto and all easements, licenses, rights, options, privileges, and appurtenances relating to any of the foregoing.

“Liability” means all indebtedness, losses, claims (including “claims” as defined in section 101(5) of the Bankruptcy Code), damages, expenses, fines or other penalties, costs, royalties, proceedings, deficiencies, duties, obligations, and other liabilities (including those arising out of any Litigation, such as any settlement or compromise thereof or judgment or award therein) of a Person (whether absolute, accrued, contingent, fixed, liquidated or unliquidated, or otherwise, and whether known or unknown, and whether due or to become due, and whether in Contract, tort, strict liability, or otherwise, and whether or not resulting from third-party claims).

“Lien” means any mortgage, pledge, lien, encumbrance, charge, security interest, option, right of first refusal, right of first offer, servitude, easement, hypothecation, restrictive covenant, encroachment, security agreement, equitable interest, earn-out, conditional sale, or other title retention device or arrangement, deed of trust, or other similar encumbrance or restriction of any kind, in each case whether contingent, fixed, or otherwise and whether relating to any property or right or the income or profits therefrom; provided, however, that “Lien” shall not be deemed to include any license of Intellectual Property.

“Litigation” means any action, cause of action, arbitration, suit, claim, investigation, audit, demand, hearing, or proceeding, whether civil, criminal, administrative, investigative, or arbitral, whether at Law or in equity, and whether before any Governmental Authority.

“Material Adverse Effect” means a material adverse effect on (a) the operations, business assets or properties, or condition (financial or otherwise) of Seller (other than those resulting solely from the commencement of the Bankruptcy Case), (b) the ability of Seller to perform any of its obligations under this Agreement (other than those resulting solely from the commencement and continuation of a Chapter 11 case), (c) the legality, validity, or enforceability of this Agreement, (d) the rights and remedies of Buyer under this Agreement, or (e) the validity, perfection, or priority of Buyer’s rights, claims, and interests on account of the Break-Up Fee and Expense Reimbursement, but excluding such effect to the extent resulting from or arising in connection with (i) the transactions contemplated by this Agreement or the public announcement thereof, (ii) changes or conditions affecting the industries generally in which Seller operates, (iii) changes in national or international business, economic, political or social conditions, including the engagement of the United State of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United State of America or any of its territories, possessions or diplomatic or consular offices or upon any military instillation, equipment or personnel of the United States of America, (iv) changes in financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index), (v) changes in Law or GAAP or interpretations thereof, (vi) any actions taken by Seller required by (or as contemplated by) this Agreement, (vii) actions taken by Seller pursuant to (or as contemplated by) Orders entered by the Bankruptcy Court in the Bankruptcy Case, or (viii) the commencement or continuation of the Bankruptcy Case.

“Maquiladora Location” means that certain land, building, and/or operation located at Chilpancingo 91-4, Ciudad Industrial, Tijuana, Baja California, CP 22440, Mexico, Sections “R” and “A.”

“Non-Party Affiliates” has the meaning set forth in Section 9.15.

“Omitted Contract Motion” has the meaning set forth in Section 5.10(b).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, or arbitration award.

“Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business through the date hereof consistent with past practice.

“Outside Date” has the meaning set forth in Section 8.1(c).

“Party” and “Parties” have the meaning set forth in the preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permit” means any franchise, approval, authorization, consent, clearance, permit, license, order, registration, certificate, variance, or similar right issued, granted by, given by, or under the authority of a Governmental Authority or pursuant to any Law, including Environmental Law.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other entity, including any Governmental Authority or any group of any of the foregoing.

“Personal Property Leases” has the meaning set forth in Section 3.10(b).

“Petition Date” has the meaning set forth in the recitals.

“Previously Omitted Contract” has the meaning set forth in Section 5.10(b).

“Purchase Price” has the meaning set forth in Section 2.3(a)(i).

“Purchase Price Allocation” has the meaning set forth in Section 2.6.

“Qualified Bid” has the meaning set forth in the Bidding Procedures Order.

“Qualified Bidder” has the meaning set forth in the Bidding Procedures Order.

“Registered” means, with respect to Intellectual Property, issued, registered, renewed, or the subject of a pending application.

“Registered Business Intellectual Property” has the meaning set forth in Section 3.14(a).

“Rejected Contract” has the meaning set forth in Section 5.10(a)(ii).

“Rejection Notice” has the meaning set forth in Section 5.10(a)(ii).

“Related Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Lease Assignment Agreement, the Intellectual Property Assignment Agreement, the Stockholders Agreement, the Transition Services Agreement, and the Sales Agency Agreement (if determined by Buyer to be necessary in connection with the Closing).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment.

“Representative” means, when used with respect to a Person, the Person’s controlled Affiliates (including Subsidiaries) and such Person’s and any of the foregoing Persons’ respective officers, directors, managers, members, shareholders, partners, employees, agents, representatives, and advisors (including financial advisors, bankers, consultants, legal counsel, and accountants).

“Reserve Account” has the meaning set forth in Section 5.10(a)(iv).

“Retained Contract” has the meaning set forth in Section 5.10(a)(ii).

“Retained Contracts Period” has the meaning set forth in Section 5.10(a)(iv).

“Retained Contracts Budget” has the meaning set forth in Section 5.10(a)(v).

“Retained Leased Real Property” means Leased Real Property subject to a Retained Contract.

“Sale Hearing” means a hearing before the Bankruptcy Court to approve this Agreement and the Sale Order.

“Sale Order” means an order of the Bankruptcy Court, substantially in the form attached hereto as Exhibit B and in form and substance acceptable to Buyer in its sole and absolute discretion that, among other things: (a) approves (i) this Agreement and the execution, delivery, and performance by Seller of this Agreement and the other instruments and agreements contemplated hereby, (ii) the sale of the Acquired Assets to Buyer free and clear of all Liens and Liabilities (other than Assumed Liabilities), (iii) the assumption of the Assumed Liabilities by Buyer on the terms set forth herein, and (iv) the assumption and assignment to Buyer of the Assumed Contracts on the terms set forth herein; (b) determining that Buyer is a good faith purchaser and has provided adequate assurance of future performance with respect to the Assumed Contracts; and (c) providing that the Closing will occur in accordance with the terms and conditions hereof.

“Sales Agency Agreement” has the meaning set forth in Section 2.5(a)(i)(H).

“Selected Employees” has the meaning set forth in Section 6.3(b).

“Seller” has the meaning set forth in the preamble.

“Seller Names” has the meaning set forth in Section 6.8.

“Software” means any and all: (a) computer programs, including any and all software implementations of algorithms, models, and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts, and other work product used to design, plan, organize, and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means, with respect to any Person, on any date, any Person (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (b) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled, or held by the applicable Person or one or more subsidiaries of such Person.

“Tax” or “Taxes” means any United States federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the IRC), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat, value added, alternative, or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary, or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trademarks” means trademarks, service marks, trade dress, logos, trade names, and Internet domain names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith.

“Transfer Tax” has the meaning set forth in Section 6.4(a).

“Transition Services Agreement” has the meaning set forth in Section 2.5(a)(i)(J).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, as amended.

Section 1.2            Interpretations. As used in this Agreement and unless otherwise indicated herein to the contrary:

(a)       When a reference is made in this Agreement to an Article, Section, Exhibit, Disclosure Schedule, clause, or subclause, such reference shall be to an Article, Section, Exhibit, Disclosure Schedule, clause, or subclause of this Agreement.

(b)       The words “include,” “includes,” and “including” and other words or phrases of similar import shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by such word or words of like import.

(c)       The words “hereof,” “herein,” and “hereunder” and other words or phrases of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)       The word “if” and other words or phrases of similar import shall be deemed, in each case, to be followed by the phrase “and only if.”

(e)       The use of “or” herein is not intended to be exclusive.

(f)       The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine, or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

(g)       All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(h)       References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified, or supplemented from time to time in accordance with the terms hereof and thereof. References to a Person are also to its successors and permitted assigns. References to a Governmental Authority shall be deemed to include reference to any successor thereto. References from or through any date means, unless otherwise specified, from and including or through and including such date, respectively.

(i)        References to “Dollars” or “$” shall mean United States dollars.

(j)       References to “days” shall refer to calendar days unless Business Days are specified. If any period expires on a day that is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

(k)       Unless the context otherwise requires, the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

ARTICLE II
PURCHASE AND SALE

Section 2.1            Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, Buyer will purchase from Seller, and Seller will sell, transfer, assign, convey, and deliver to Buyer on the Closing Date the Acquired Assets, free and clear of all Liens and Liabilities (other than the Assumed Liabilities). Nothing herein shall be deemed an agreement to sell, transfer, assign, convey, or deliver the Excluded Assets to Buyer, and Seller shall retain all right, title, and interest in, to, and under the Excluded Assets.

Section 2.2            Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume no Liabilities of Seller, other than the Assumed Liabilities. Buyer agrees to pay, perform, honor, and discharge, or cause to be paid, performed, honored, and discharged, all such Assumed Liabilities in accordance with the terms thereof. Notwithstanding anything in this Agreement to the contrary, Buyer shall not assume, and shall be deemed not have assumed, any of the Excluded Liabilities.

Section 2.3            Consideration.

(a)        Purchase Price. The aggregate consideration for the Acquired Assets shall be:

(i)                 an amount equal to Fifteen Million One Hundred Twenty Five Thousand Dollars ($15,125,000) (the “Purchase Price”), which includes a credit bid of Buyer’s $500,000 Break-Up Fee and Expense Reimbursement previously awarded to the Buyer under the Bidding Procedures Order;

(ii)                Buyer’s issuance of equity interests to Seller described in the equity term sheet attached hereto as Exhibit C (the “Equity Term Sheet”); and

(iii)               the assumption of the Assumed Liabilities.

(b)       Physical Inventory.

(i)                 Upon Buyer’s reasonable request, Seller shall provide Buyer and its Representatives access to all Leased Real Property and the Maquiladora Location in order for Buyer and Seller to jointly conduct an SKU level physical inventory of the Inventory to determine its Cost Value. For purposes of this Agreement, “Cost Value” means, with respect to each item of Inventory, the lower of (A) the lowest cost determined by applicable inventory accounting unit for such SKU item of Inventory on the date such physical inventory is taken and (B) the lowest ticketed retail price for such item of Inventory at any Leased Real Property; provided, however, only subsection (A) shall apply for purposes of determining the Cost Value of raw material Inventory.

(ii)              Buyer and Seller will conduct the physical inventory in accordance with such procedures and instructions as may be mutually and reasonably agreed upon by Buyer and Seller and otherwise in accordance with the terms and conditions of this Section 2.3(b). Seller and Buyer agree that the physical inventory for the Leased Real Property will be conducted during non-business hours and that Seller will work with the manufacturer at the Maquiladora Location to conduct an off-cycle physical inventory at a time when minimal business activity is being conducted. Seller and Buyer further agree that until the physical inventory at a particular Leased Real Property or Maquiladora Location is completed, neither the Seller nor Buyer shall: (A) move Inventory within or about the Leased Real Property or Maquiladora Location so as to make any such items unavailable for counting as part of physical inventory; or (B) remove or add any hang tags, price tickets, inventory control tags affixed to any Inventory, or any other kind of in-store pricing signage within the Leased Real Property or Maquiladora Location. Seller agrees to cooperate with Buyer to conduct the physical inventory (including by making available to Buyer information relating to sales, units, costs, and Cost Value, and making available to Buyer books, records, work papers, and personnel to the extent reasonably necessary to calculate the Cost Value of the Inventory).

(iii)              Two (2) Business Days prior to the Closing Date, the Parties shall mutually agree to a written report of the amount of Inventory counted and the Cost Value assigned to all Acquired Inventory, including at each Leased Real Property and Maquiladora Location (the “Inventory Report”). For purposes of this Agreement, “Acquired Inventory” shall mean all Inventory, other than Inventory that is (A) not saleable in the Ordinary Course of Business because it is so damaged or defective that it cannot reasonably be used for its intended purpose, (B) obsolete, discontinued, or expired Inventory, (C) Inventory for which Buyer and Seller cannot agree to the Cost Value, or (D) Inventory at any of the Closed Leased Real Property (unless Buyer consents to such Inventory being transferred to Assumed Leased Real Property or Retained Leased Real Property). All Inventory that is not Acquired Inventory shall be referred to herein as “Excluded Inventory.”

(c)       Determination of Acquired Accounts Receivable; Collection of Acquired Accounts Receivable. Three (3) Business Days prior to the Closing, Seller shall provide to Buyer a true, accurate and complete list of the Accounts Receivable of the Seller as of the Closing. At the Closing, Section 2.3(c) of the Disclosure Schedule shall set forth the name of the creditors and the related aggregate amount of the Accounts Receivable of Seller as of the Closing for such creditors that Buyer agrees to acquire at Closing (the “Acquired Accounts Receivable”). Any misdirected payments of Accounts Receivable shall be sent to the appropriate party as set forth in Section 9.3.

(d)      Acquired Judgments. Buyer shall remit to Seller fifty percent (50%) of the aggregate recovery of proceeds from the Acquired Judgments net of all out of pocket costs and amounts paid by Buyer to third parties, including lawyers, accountants, and experts in the collection thereof. Provided that Buyer uses reasonable efforts after the Closing to collect the Acquired Judgments, Buyer shall have the sole authority to determine the means, strategy, and tactics used in collecting the Acquired Judgments, and neither Seller nor any other Person shall have any right to inquire into Buyer’s actions in such regard or to assert any actual or implied duties of Buyer in such collection. Seller shall use reasonable efforts to cooperate with Buyer in its collection of the Acquired Judgments.

(e)       Deposit. Purchaser has provided to Seller a cash deposit to be held in a segregated, interest-bearing account in the amount of Five Hundred Thousand Dollars (the “Deposit”). The Deposit shall be retained by Seller at the Closing, and such amount shall reduce the amount of the Purchase Price to be paid by Purchaser at Closing. The Deposit shall otherwise be distributed in accordance with Section 8.2 upon a termination of this Agreement.

Section 2.4          Closing. The closing of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities and the consummation of any other transactions contemplated hereunder (the “Closing”) shall take place by the release of the closing documents listed in Section 2.5 via electronic mail (email), or by such other method mutually agreed upon in writing by the Parties on the first Business Day after satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”). The transactions to be consummated on the Closing Date shall be deemed to have been consummated as of 11:59 p.m. Pacific Standard Time on the Closing Date. At the Closing, all proceedings to be taken and all documents to be executed and delivered by all parties shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed to have been taken or not taken nor documents executed or delivered until all have been taken, executed, and delivered.

Section 2.5            Closing Payments and Deliveries.

(a)       On the Closing Date:

(i)                 Buyer shall:

(A)             (1) pay to Seller $14,125,000 (which amount is equal to the Purchase Price, less the Deposit in accordance with Section 2.3(e) and less the credit bid of Buyer’s $500,000 Break-Up Fee and Expense Reimbursement previously awarded to the Buyer under the Bidding Procedures Order) and (2) pay to each counterparty to an Assumed Contract the amount of the applicable Cure Costs;

(B)              Open and fund the Reserve Account, as required under Section 5.10(a)(v);

(C)              deliver to Seller a bill of sale, in customary form reasonably agreed to among Buyer and Seller prior to the Bid Deadline, duly executed by Buyer, for the Acquired Assets to be acquired in the Closing (the “Bill of Sale”);

(D)             deliver to Seller an assignment and assumption agreement, in customary form reasonably agreed to among Buyer and Seller prior to the Bid Deadline, duly executed by Buyer, for the Acquired Assets (other than Assumed Leases) and Assumed Liabilities to be acquired in the Closing (the “Assignment and Assumption Agreement”);

(E)              deliver to Seller an assignment and assumption of lease, in customary form reasonably agreed to among Buyer and Seller prior to the Bid Deadline, duly executed by Buyer, for each Assumed Lease to be assigned and assumed in the Closing (each, a “Lease Assignment Agreement”);

(F)              deliver to Seller an Intellectual Property assignment agreement, in customary form reasonably agreed to among Buyer and Seller prior to the Bid Deadline, duly executed by Buyer, acknowledging the assignment of the Business Intellectual Property to Buyer (the “Intellectual Property Assignment Agreement”);

(G)             deliver to Seller a duly executed certificate from an officer of Buyer to the effect that each of the conditions specified in Section 7.2(a) and Section 7.2(b) is satisfied;

(H)             deliver to Seller a sales agency agreement, if determined by Buyer to be necessary in connection with the Closing, in customary form designating a third party selected by Buyer to liquidate Acquired Assets at the Closing reasonably agreed to among Buyer, Seller, and the designated third party prior to the Bid Deadline, duly executed by Buyer and the designated third party (the “Sales Agency Agreement”);

(I)               deliver to Seller an agreement among Buyer, Seller, and the other equity holders of Buyer in the form reasonably agreed to among Buyer, Seller, and other equity holders of Buyer that substantially includes the terms set forth in the Equity Term Sheet, duly executed by Buyer and the other equity holders of Buyer (the “Equity Agreement”);

(J)                deliver to Seller a transition services agreement, in customary form reasonably agreed to among Buyer and Seller prior to the Bid Deadline, duly executed by Buyer (the “Transition Services Agreement”); and

(ii)                Seller shall:

(A)             deliver to Buyer a Bill of Sale, duly executed by Seller, for the Acquired Assets to be acquired in the Closing;

(B)              deliver to Buyer an Assignment and Assumption Agreement, duly executed by Seller, for the Acquired Assets (other than Assumed Leases) and Assumed Liabilities to be acquired in the Closing;

(C)             deliver to Buyer a Lease Assignment Agreement, duly executed by Seller, for each Assumed Lease to be assigned and assumed in the Closing;

(D)            deliver to Buyer an Intellectual Property Assignment Agreement, duly executed by Seller, effecting the assignment of the Business Intellectual Property to Buyer;

(E)              deliver to Buyer a duly executed certificate from an officer of Seller to the effect that each of the conditions specified in Section 7.1(a) and Section 7.1(b) is satisfied;

(F)              deliver to Buyer a duly executed FIRPTA Affidavit from Seller (or, if such Seller is a disregarded entity for U.S. federal income tax purposes, its regarded owner);

(G)              deliver to Buyer the Equity Agreement, duly executed by Seller;

(H)             deliver to Buyer a duly executed Sales Agency Agreement, if determined by Buyer to be necessary in connection with the Closing, duly executed by Seller; and

(I)                deliver to Buyer a Transition Services Agreement, duly executed by Seller.

Section 2.6            Allocation. Buyer and Seller agree to allocate the Purchase Price, the Assumed Liabilities, and all other relevant items among the Acquired Assets in accordance with section 1060 of the IRC and the treasury regulations thereunder (the “Allocation Principles”). No later than one hundred and twenty (120) days after the Closing Date, Buyer shall deliver to Seller an allocation of the Purchase Price and the Assumed Liabilities (and all other relevant items) as of the Closing Date among the Acquired Assets determined in a manner consistent with the Allocation Principles (the “Purchase Price Allocation”). Buyer and Seller agree (and agree to cause their respective Subsidiaries and Affiliates) to prepare, execute, and file IRS Form 8594 and all Tax Returns on a basis consistent with the Purchase Price Allocation delivered by Buyer, and none of the Parties will take any position inconsistent with the final Purchase Price Allocation on any Tax Return or in any audit or Tax proceeding, in each case unless otherwise required by a change in Law or pursuant to the good faith resolution of a Tax contest. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 2.6 shall survive the Closing without limitation.

Section 2.7            Modification of the Disclosure Schedule. Between the Execution Date and the Closing Date, Seller shall notify Buyer of, and shall promptly supplement or amend the Disclosure Schedule to this Agreement with respect to, any matter that (a) may arise after the Execution Date and that, if existing or occurring at or prior to the Execution Date, would have been required to be set forth or described in the Disclosure Schedule to this Agreement or (b) makes it necessary to correct any information (including incomplete or missing information) in the Disclosure Schedule or in any representation and warranty of Seller that has been rendered inaccurate thereby. Each such notification or supplementation shall be made promptly. No supplement or amendment to the Disclosure Schedule (including delivery of previously incomplete or missing information) to this Agreement or any delivery of Disclosure Schedule after the Execution Date (unless expressly acknowledged and agreed by Buyer in its sole and absolute discretion, as a cure or modification) shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement or impair Buyer’s right to terminate this Agreement (and receive the Break-Up Fee and Expense Reimbursement in accordance with Section 5.5).

Section 2.8            Delivery of Possession. At the Closing, Seller shall deliver to Buyer possession of the Assumed Leased Real Property or Retained Leased Real Property, and all Excluded Assets shall have been removed by Seller from each of such Assumed Leased Real Property or Retained Leased Real Property (unless otherwise agreed by the Parties). Buyer shall assume all risk of loss by fire or other casualty and all risks relating to the operation of the Business with respect thereto occurring upon or following the effective time on the Closing Date. At such time, Seller shall deliver to Buyer’s designated representative the keys and access and security codes to Assumed Leased Real Property or Retained Leased Real Property and the combinations to all safes located thereon, and Buyer shall immediately make arrangements to have such locks and codes changed.

Section 2.9            Insurance Proceeds. If between the Execution Date and the Closing there is any damage or other loss to any item of Furnishings and Equipment, Inventory, or other items of property, plant, or equipment that is covered by insurance, then at the Closing, Buyer shall receive the insurance proceeds that Seller shall have received (or be entitled to receive), or, in the event the proceeds have not been received by a Seller at the time of Closing, an assignment by the applicable Seller of all of its rights in and to adjust and receive the insurance proceeds. Seller shall credit to Buyer the amount of any insurance deductible at Closing. Post-Closing and with respect to insurance claims made for damages or losses occurring after the Execution Date, Seller shall not have the right to participate in any insurance adjustment, settlement, or claim or condemnation proceeding but shall, at all times, reasonably cooperate with Buyer in pursuing any claim settlement, adjustment, or prosecution, and any and all insurance proceeds shall be the sole property of Buyer.

Section 2.10        Withholding. Notwithstanding any other provision of this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from any consideration or other amounts payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the payment of such consideration or other amounts under any provision of United States federal, state, local, or non-United States Tax law. If Buyer determines that any deduction or withholding is required, Buyer will provide prior written notice to Seller of any such determination within a commercially reasonable amount of time prior to the Closing Date. If Seller disputes such deduction or withholding, Seller will provide prior written notice to Buyer prior to the Closing Date and the Parties will work together in good faith to resolve such dispute. If the Parties cannot resolve the dispute, it will be submitted to the Bankruptcy Court for resolution. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer that the statements contained in this Article III are true, accurate, and complete, except as set forth in the Disclosure Schedule accompanying this Agreement (the “Disclosure Schedule”).

Section 3.1            Organization of Seller; Good Standing. Seller is a duly organized, validly existing limited liability company or corporation in good standing under the laws of the jurisdiction of its incorporation or formation and as listed on Section 3.1 of the Disclosure Schedule and is qualified to do business in those jurisdictions listed on Section 3.1 of the Disclosure Schedule. Section 3.1 of the Disclosure Schedule also sets forth each Seller’s Federal Employer Identification Number (if applicable). Seller has, subject to the necessary authority from the Bankruptcy Court, all requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary.

Section 3.2            Authorization of Transaction. Subject to the Bankruptcy Court’s entry of the Bidding Procedures Order, the Sale Order, and any other necessary order to close the sale of the Acquired Assets, Seller has full power and authority (including full corporate or other organizational power and authority) to execute and deliver this Agreement, the Related Agreements, and all other agreements contemplated hereby and thereby to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement, the Related Agreements, and all other agreements contemplated hereby and thereby to which Seller is a party have been duly authorized by such Seller. Upon due execution hereof and thereof by Seller, this Agreement, the Related Agreements and all other agreements contemplated hereby to which Seller is a party (assuming in each case due authorization, execution, and delivery by Buyer where applicable) shall constitute, subject to the Bankruptcy Court’s entry of the Bidding Procedures Order, the Sale Order, and any other necessary order to close the sale of the Acquired Assets, the valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms and conditions.

Section 3.3            Noncontravention; Government Filings. Except as set forth on Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 5.10), will (a) conflict with or result in a breach or violation of or default under the organizational documents of Seller, (b) subject to the entry of the Sale Order and any other necessary order to close the sale of the Acquired Assets, conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under any Law or Decree to which Seller is subject in respect of the Acquired Assets, or (c) subject to the entry of the Sale Order and any other necessary order to close the sale of the Acquired Assets, conflict with, result in a breach or violation of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract or Permit constituting an Acquired Asset to which Seller is a party or to which any of the Acquired Assets is subject. Other than as required or pursuant to the Bankruptcy Code, the Bidding Procedures Order, the Sale Order, and any other necessary order to close the sale of the Acquired Assets, Seller is not required to give any notice to, make any filing with, or obtain any Consent from any Person for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement.

Section 3.4            Title to Assets. Immediately prior to the Closing, Seller will have, and upon delivery to Buyer on the Closing Date of the Related Agreements, and in accordance with the terms of the Sale Order, Seller will thereby transfer to Buyer, good and valid title to, or, in the case of property leased by Seller, a valid leasehold interest in, all of the Acquired Assets to be transferred as part of the Closing, free and clear of all Liens and Liabilities. Except for the Excluded Assets, the Acquired Assets, whether real or personal, and tangible or intangible, comprise all of the assets, properties, and rights that are used by Seller as of the date of this Agreement and necessary to conduct the Business in the manner presently conducted.

Section 3.5            Real Property. Seller does not own any real property. Section 3.5 of the Disclosure Schedule sets forth a true, accurate, and complete list of each Contract that is a Lease of Leased Real Property, together with the address, usage, owner, and monthly base rent for each Lease. Seller has not leased or otherwise granted to any Person the right to use or occupy any Leased Real Property. Seller has made available to Buyer a true and complete copy of each Lease in Seller’s possession or control. With respect to each Lease, (a) such Lease is in full force and effect, (b) Seller has a valid and enforceable leasehold interest under such Lease, free and clear of all Liens, and (c) neither such Seller nor, to Seller’s Knowledge, the counterparty thereto is in breach or default under such Lease, except for those defaults that will be cured in accordance with the Sale Order or waived in accordance with section 365 of the Bankruptcy Code (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Leases and that would not constitute a Liability of Buyer at or after the Closing).

Section 3.6            Litigation; Decrees. Other than the Bankruptcy Case or with respect to any Excluded Liabilities, and except as set forth on Section 3.6 of the Disclosure Schedule, (a) there is no Litigation or Cause of Action pending, or, to Seller’s Knowledge, threatened by or before any Governmental Authority, nor, to Seller’s Knowledge, is there any investigation pending by any Governmental Authority, in each case, against Seller in connection with the Business, and (b) neither Seller nor any of its assets or properties is subject to any outstanding Decree applicable to the Business. In addition, Section 3.6 of the Disclosure Schedule sets forth all judgments entered in favor of or against Seller which have not yet been paid.

Section 3.7            Labor Relations.

(a)       Seller is not party to any labor or collective bargaining agreement.

(b)       No labor organization representing any current or former employee of Seller has made any demand against Seller for recognition, and there are no representation proceedings or petitions seeking a representation proceeding against Seller involving any current or former employee or, to Seller’s Knowledge, threatened to be brought or filed against Seller with the United States National Labor Relations Board or any other labor relations tribunal inside or outside of the United States. There is no ongoing organizing activity involving employees of Seller pending or, to Seller’s Knowledge, threatened by any labor organization or group of employees of Seller.

Section 3.8            Brokers’ Fees. Seller has not entered into any Contract to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby for which Buyer or any of its Affiliates could become liable or obligated to pay.

Section 3.9            Taxes.

(a)      In each case with respect to the Acquired Assets and the Business, except as would not reasonably be expected to result in a Material Adverse Effect, Seller has timely filed all Tax Returns required to be filed with the appropriate Tax authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Seller), and all such Tax Returns are true, correct, and complete in all material respects; and all amounts of Taxes payable by or on behalf of Seller have been timely paid.

(b)       Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes with respect to the Acquired Assets and the Business and have duly and timely withheld and paid over to the appropriate Tax authorities all amounts required to be so withheld and paid over under all applicable Laws with respect to the Acquired Assets and the Business.

(c)       There is no action, suit, investigation, audit, claim, or assessment pending, with respect to Taxes of the Business.

Section 3.10          Tangible Personal Property.

(a)       Seller has good and valid title to all Furnishings and Equipment, free and clear of all Liens other than Liens that will be released at Closing.

(b)       Section 3.10(b) of the Disclosure Schedule sets forth a list of all Assumed Contracts that constitute Leases of personal property (“Personal Property Leases”) relating to personal property held, used, or intended to be used by Seller in the Business. Seller has made available to Buyer true and complete copies of the Personal Property Leases.

(c)       Seller has a valid and enforceable leasehold interest under each of the Personal Property Leases. No party to any of the Personal Property Leases has validly and effectively exercised any termination rights with respect thereto.

Section 3.11          Assumed Contracts and Retained Contracts.

(a)       Each of the Assumed Contracts and the Retained Contracts is in full force and effect and is a valid and binding obligation of the applicable Seller and, to Seller’s Knowledge, the other parties thereto, in accordance with its terms and conditions, in each case subject to the terms of the Sale Order. Seller has made available to Buyer true and complete copies of each Assumed Contract and each Retained Contract in Seller’s possession or control. Except for those defaults that will be cured or waived in accordance with section 365 of the Bankruptcy Code (or that do not need to be cured under the Bankruptcy Code to permit the assumption and assignment of the Assumed Contracts and the Retained Contracts and that would not be a Liability of Buyer at or after the Closing), there is no default under any of the Assumed Contracts or the Retained Contracts by Seller or, to the Knowledge of Seller, by any other party thereto, and Seller has not received any written notice of any default and Seller is not aware of any event that with notice or lapse of time or both would constitute a default by Seller under any Assumed Contract or Retained Contract. Subject only to the satisfaction of the Cure Costs applicable to the Assumed Contracts and the Retained Contracts and the entry of the Sale Order, each Assumed Contract and each Retained Contract may be assumed by Seller and assigned to Buyer pursuant to section 365 of the Bankruptcy Code.

(b)       Section 3.11(b) of the Disclosure Schedule sets forth a list of all Bonding Requirements required as of the date hereof with respect to the Assumed Contracts and the Retained Contracts, with the amount of such Bonding Requirements set forth in Section 3.11(b) of the Disclosure Schedule next to each such Assumed Contract and each such Retained Contract, as applicable.

Section 3.12        Employee Benefits.

(a)         Section 3.12(a) of the Disclosure Schedule lists all Employee Benefit Plans. “Employee Benefit Plans” means all “employee benefit plans,” as defined in section 3(3) of ERISA, and all other employee benefit plans, programs, policies, practices, or other arrangements providing benefits (other than governmental plans and statutorily required benefit arrangements), including bonus or incentive plans, deferred compensation arrangements, stock purchase, stock option, change of control, severance pay, sick leave, vacation pay, disability, medical insurance, and life insurance, in each case, maintained or contributed to by Seller and ERISA Affiliates with respect to any current or former employees of Seller (including, solely for purposes of this Section 3.12(a), employees of the Seller who are on short-term disability, long-term disability, or any other approved leave of absence).

(b)         True and correct copies of the most recent plan summaries distributed to employees, if any, and all amendments or supplements thereto, with respect to each of the Employee Benefit Plans (as applicable) have been made available to Buyer.

Section 3.13        Compliance with Laws; Permits.

(a)         The Business is being conducted in all material respects in compliance with all applicable Laws and Orders promulgated by any Governmental Body applicable to Seller.

(b)         Section 3.13(b) of the Disclosure Schedule sets forth a list of all material Permits held, used, or intended to be used by Seller, or otherwise required, to operate the Business in substantially the same manner as such Leased Real Property have been operated in the past six (6) months, including all Permits required pursuant to any Environmental Law, in each case each of which is in effect on the date hereof, and all applications for any such

Permits that are in process on the date hereof. Seller is in compliance in all respects with all such Permits. Seller holds all such Permits and such Permits constitute all Permits that are required for the Business as presently conducted. Each such Permit is in full force and effect and has not expired. To the Knowledge of Seller there are no pending disciplinary actions, unresolved citations, unsatisfied penalties, Litigation, or other past disciplinary actions related to the Permits that would reasonably be expected to have an adverse impact on Seller or the Business or its ability to maintain or renew any Permits, and Seller has not received notice of any pending or threatened modification, suspension, revocation, or cancellation of any Permit. Seller is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition, or provision of any such Permit to which Seller is a party.

(c)         Section 3.13(c) of the Disclosure Schedule sets forth a list of all Bonding Requirements required as of the date hereof with respect to the Permits listed in Section 3.13(b) of the Disclosure Schedule, with the amount of such Bonding Requirements set forth in Section 3.13(c) of the Disclosure Schedule next to each such Permit.

Section 3.14        Intellectual Property.

(a)         Section 3.14(a) of the Disclosure Schedule sets forth a list of each item of Business Intellectual Property that is Registered (including the respective registration or application number and the record owner thereof) (collectively, the “Registered Business Intellectual Property”). Each item of Registered Business Intellectual Property is subsisting (and, to the Knowledge of Seller, no such fees or filings with respect to any Registered Business Intellectual Property are due within ninety (90) days after the date of the Closing) and is, to Seller’s Knowledge, valid and enforceable. No such item of Registered Business Intellectual Property, or any Trademark related to the Business that is not Registered, is subject to any outstanding Order, judgment, or Decree restricting its use by Seller or adversely affecting Seller’s rights thereto. Except as set forth on Section 3.14(a) of the Disclosure Schedule, one of Seller owns or has valid rights to use each item of Registered Business Intellectual Property and each Trademark related to the Business that is not Registered, free and clear from all Liens, and no item of Registered Business Intellectual Property or Trademark related to the Business that is not Registered is the subject of any exclusive outbound license of Intellectual Property.

(b)         Except as set forth in Section 3.14(b) of the Disclosure Schedule: (i) the use of the Business Intellectual Property in the operation of the Business does not infringe, violate, or misappropriate the Intellectual Property of any Person; and (ii) no such claim for infringement, violation, or misappropriation is pending or has been threatened in a written notice delivered to Seller.

(c)         To the Knowledge of Seller, except as set forth in Section 3.14(c) of the Disclosure Schedule, no Person is infringing, violating, or misappropriating any of the Business Intellectual Property. Seller has not delivered written notice of any such claim for infringement, violation, or misappropriation to any Person.

Section 3.15        Environmental Matters.

With respect to the Leased Real Property and the business and operations conducted at each Leased Real Property by the applicable Seller:

(a)         Seller is in and has been in, compliance with all Environmental Laws, and Seller not has received any written notice of or been charged with the breach or violation of any Environmental Laws that remains outstanding;

(b)         there is no Litigation pending, or to Seller’s Knowledge, threatened against Seller pursuant to any Environmental Law or otherwise with respect to any alleged violation of Environmental Law or Release of, or exposure to, any Hazardous Materials; and

(c)         there has been no Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) arising from Seller’s operation of any Property in violation of or in a manner or location that could reasonably be expected to require any remediation or other response actions that would reasonably be expected to result in Seller incurring Liabilities under Environmental Laws.

Section 3.16        Material Vendors. All material vendors and suppliers of the Business are set forth on Section 3.16 of the Disclosure Schedule. Except as set forth on Section 3.16 of the Disclosure Schedule, Seller has not received any notice, and has no reasonable basis to believe, that any of the vendors or suppliers set forth on Section 3.16 of the Disclosure Schedule has ceased, will cease, or intends to cease to supply goods or services to the Seller or to otherwise terminate or materially reduce its relationship with the Seller.

Section 3.17        Financial Statements.

(a)         Copies of the following financial statements are attached to Section 3.17 of the Disclosure Schedule: (i) the audited balance sheet of the Seller as of December 31, 2018, and the related statements of income, changes in stockholders’ equity, and cash flows for the calendar year then ended; and (ii) the audited balance sheet of the Seller as of December 31, 2017, and the related statements of income, changes in stockholders’ equity, and cash flows for the calendar year then ended (such financial statements referenced in clauses (i) and (ii) collectively, the “Annual Financial Statements”), and the unaudited, internally-prepared balance sheet of the Seller as of July 27, 2019, and the related unaudited, internally-prepared statements of income, and cash flows for the seven-months then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position, and results of operations, changes in stockholders’ equity, and cash flows of the Seller as of the dates and for the periods indicated, subject, in the case of the Interim Financial Statements only, to the absence of footnote disclosure, statement of cash flows and any customary year-end adjustments, which are not material in the aggregate. The Financial Statements were derived from the books and records of the Seller, which are accurate and complete in all material respects.

(b)         Section 3.17 of the Disclosure Schedule sets forth a true, accurate, and complete amount of the Liabilities outstanding under the Customer Programs as of the Effective Date. Section 3.17 of the Disclosure Schedule shall be updated as of the Closing to set forth a true, accurate and complete amount of the Liabilities outstanding under the Customer Programs as of the Closing Date.

Section 3.18        Additional Representations and Warranties.(a)As of the Effective Date and the Closing Date, Seller is in compliance with the Budget dated October 4, 2019 and variance limitations set forth in Section 6.18(b) of the DIP Facility, and has paid all undisputed post-petition obligations in connection therewith, as and when they come due. For the avoidance of doubt, the Budget filed with the Bankruptcy Court on September 6, 2019 shall not be the operative budget for any purpose under this Agreement.

(b)         All of Seller’s undisputed post-petition obligations with respect to any vendors, landlords for rent and/or leasehold obligations, and administrative expenses due and owing as of the Effective Date have been paid as and when they became due, and Seller shall be current with respect to the payment of all such post-petition obligations as of the Closing. Notwithstanding the foregoing, (i) all post-petition vendor payments for contracts, and rents for Leases, to be assumed by Buyer at Closing, shall have been paid by Seller at Closing and (ii) Seller shall remain liable for, and shall pay no later than when such obligations become due, obligations incurred by Seller post-petition, even if such obligations become due or are otherwise payable after the Closing, as long as (1) such amounts are payable under the “inventory purchases” line under the Budget prepared by Seller dated October 4, 2019, (2) and the line item includes a positive balance before any such payments and after taking account of such payments.

Section 3.19        No Other Representations or Warranties. Except for the representations and warranties contained in Article IV and in the certificate delivered to Seller pursuant to Section 2.5(a)(i)(G), Seller acknowledges that neither Buyer nor any of its Representatives has made, and Seller has not relied upon, any representation or warranty, whether express or implied, with respect to Buyer or any of Buyer’s Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans, or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, or prospects), or with respect to the accuracy or completeness of any other information provided or made available to Seller by or on behalf of Buyer.

ARTICLE IV
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller that the statements contained in this Article IV are true, accurate, and complete.

Section 4.1            Organization of Buyer; Good Standing. Buyer is a Delaware corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease, and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to be so organized, existing, qualified, or licensed, in good standing, or to have such power and authority would not, individually or in the aggregate, prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

Section 4.2            Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement, the Related Agreements, and all other agreements contemplated hereby, to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement, the Related Agreements, and all other agreements contemplated hereby and thereby to which Buyer is a party have been duly authorized by Buyer. Upon due execution hereof and thereof, this Agreement, the Related Agreements, and all other agreements contemplated hereby and thereby to which Buyer is a party (assuming in each case due authorization, execution, and delivery by Seller) shall constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms and conditions.

Section 4.3            Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 5.10) will (a) conflict with or result in a breach or violation of or default under the certificate of incorporation or bylaws, or other organizational documents, of Buyer, (b) conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under any Law or Decree to which Buyer or its assets or properties are subject or (c) conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound, except, in the case of either clause (b) or clause (c), for such conflicts, breaches, violations, defaults, accelerations, rights, or failures to give notice as would not, individually or in the aggregate, prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis. Subject to requisite Bankruptcy Court approval, as applicable, Buyer is not required to give any notice to, make any filing with, or obtain any Consent from any Person for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement.

Section 4.4            Litigation; Decrees. There is no Litigation pending or, to Buyer’s Knowledge, threatened in writing that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding Decree that would prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis. Section 4.4 of the Disclosure Schedule sets forth a true, accurate, and complete list of all proceeds due to Seller relating to judgments rendered in favor of Seller prior to the Closing.

Section 4.5            Brokers’ Fees. Buyer has not entered into any Contract to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated to pay.

ARTICLE V
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and Closing (except as otherwise expressly stated to apply to a different period):

Section 5.1            Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated hereby (including by giving, or causing to be given, any notices to, making any filings with, and using commercially reasonable efforts to obtain any Consents of Governmental Authorities as are necessary and appropriate to consummate the transactions contemplated hereby). Subject to Section 5.5, without limiting the generality of the foregoing, (a) Seller shall use its commercially reasonable efforts to cause the conditions set forth in Section 7.1 that are within its control or influence to be satisfied or fulfilled and (b) Buyer shall use its commercially reasonable efforts to cause the conditions set forth in Section 7.2 that are within its control or influence to be satisfied or fulfilled.

Section 5.2            Conduct of the Business Pending Closing. From the Execution Date until the Closing Date, except as set forth on Section 5.2 of the Disclosure Schedule and as otherwise expressly provided in this Agreement and subject to the obligations of Seller to comply with applicable Law or any Order of the Bankruptcy Court, and the provisions of the Bankruptcy Code, Seller shall: (a) operate in the Ordinary Course of Business and carry on the Business in substantially the same manner as it has prior to the Execution Date; (b) maintain the Acquired Assets in substantially the same condition as the Acquired Assets were maintained as of the Execution Date, ordinary wear and tear excepted; (c) not dispose of or sell any Acquired Asset, other than the sale of Inventory or the collection of Accounts Receivable, each in the Ordinary Course of Business; (d) take all actions reasonably necessary and appropriate to deliver to Buyer title to the Acquired Assets free and clear of all Liens and Liabilities (other than Assumed Liabilities) pursuant to the Sale Order and cooperate with Buyer to obtain appropriate releases, consents, estoppels, certificates, and other instruments as Buyer may reasonably request; (e) keep in full force and effect present insurance policies or other comparable insurance benefiting the Acquired Assets and the conduct of the Business; (f) maintain and preserve its tax status, as applicable; (g) discontinue the offering of (i) Customer Programs without purchase through Seller’s marketing channels for distribution to influencers and (ii) Customer Programs in the form of electronic promotional gift cards without purchase; and (h) Seller shall take reasonable direction from Buyer with respect to ordering inventory, including in amounts consistent with 3.18(b)(ii).

Section 5.3            Certain Actions.(a)From the Execution Date until the Closing Date, except as otherwise expressly provided in this Agreement, or as required by the Bankruptcy Court and the provisions of the Bankruptcy Code, Seller, except in the Ordinary Course of Business consistent with past practice or as set forth on Section 5.3 of the Disclosure Schedule, shall not take any of the following actions without first obtaining the written consent of Buyer, which shall not be unreasonably withheld, delayed, or conditioned: (a) amend or terminate any Assumed Contract; (b) sell, assign, transfer, distribute, or otherwise transfer or dispose of any Acquired Assets or other plant, equipment, account receivable, or other assets or property, in each case, other than sales of Inventory in the Ordinary Course of Business; (c) take, cause, or permit to occur any action or event that would be reasonably likely to result in any representation or warranty of Seller being inaccurate as of the Closing Date; (d) make any changes in cash management practices, pricing policies, credit or allowance policies, monetary policies, or accounting policies; (e) make any payment to, or undertake any transaction with, any Affiliate, officer, director, owner, or manager of Seller other than the payment of compensation or benefits; (f) adopt, amend, or terminate any Employee Benefit Plan or other employee plan; or (g) change the compensation or benefits, or terminate without cause or change the position, of any employee of Seller.

(b)               Seller shall have terminated that certain Asset Purchase Agreement by and among Seller and Candy Cube Holdings, LLC pursuant to the Bidding Procedures Order prior to Closing.

(c)               At or prior to Closing, there shall not be a written notice of an Event of Default issued by SFCC under the DIP Facility (as such terms are defined therein), and Seller shall be in compliance with the Budget dated October 4, 2019 and the variance limitations set forth in Section 6.18(b) of the DIP Facility. For the avoidance of doubt, the Budget filed with the Bankruptcy Court on September 6, 2019 shall not be the operative budget for any purpose under this Agreement.

(d)               Between the Effective Date and the Closing, Seller shall promptly deliver to Buyer copies of all reports provided to the lender under the DIP Facility.

(e)               Buyer shall have no liability for post-petition obligations, including without limitation any unpaid post-petition vendor claims or post-petition landlord claims under any Lease, which claims and payments shall be paid pursuant to the Budget. For avoidance of doubt, all Cure Costs that arose pre-petition shall be an obligation of the Buyer and not Seller.

Section 5.4            Access to and Provision of Additional Information.

(a)         From the Execution Date until the Closing Date, Seller shall cooperate fully with Buyer and its Representatives in connection with Buyer’s investigation of the business, Acquired Assets, Contracts, rights, and Liabilities of Seller and its Business, and provide to Buyer and its Representatives, upon reasonable advanced notice, during normal business hours, reasonable access to and the right to inspect the Business, any facilities associated with or used in the Business, the Acquired Assets, and Files and Records and shall furnish to Buyer and its Representatives all material information concerning the Acquired Assets and the Business not otherwise disclosed pursuant to this Agreement and all financial, operating, and other data and information regarding the Business as Buyer may from time to time reasonably request. In addition, Seller shall use commercially reasonable efforts to cause Seller’s agents, representatives, remaining employees, officers, directors, vendors, and suppliers to cooperate with Buyer and its Representatives in connection with Buyer’s due diligence review as it reasonably relates to any Contracts between any such vendors and suppliers and Seller.

(b)         From the Execution Date until the Closing Date, Seller shall use commercially reasonable efforts to cause its officers and employees to confer with one or more Representatives of Buyer and to answer Buyer’s questions regarding matters relating to the conduct of the Business and the status of the transaction contemplated by this Agreement.

(c)         Prior to disclosure of any information to any Qualified Bidder, Seller shall require that such Qualified Bidder enter into a confidentiality agreement that does not deviate in any material way from the Confidentiality Agreement.

(d)         Seller shall reasonably cooperate with Buyer and its Representatives: (i) in Buyer’s efforts to obtain all Consents and Permits required to carry out the transactions contemplated by this Agreement (including those of Governmental Authorities) or that Buyer reasonably deems necessary or appropriate; (ii) in the preparation of any document or other material that may be required by any Governmental Authority as a predicate to or result of the transactions contemplated in this Agreement; and (iii) in Buyer’s efforts to effectuate the assignment of Assumed Contracts to Buyer as of the Closing Date. To the extent Buyer needs certain information and data that is in the possession of Seller for Buyer to complete Buyer’s Consent and Permit applications or filings, Buyer shall receive, upon request, reasonable assistance from Seller in connection with the provision of such information.

Section 5.5            Bankruptcy Court Matters.

(a)         Approval of Break-Up Fee and Expense Reimbursement. Pursuant to the Bidding Procedures Order, if this Agreement is terminated pursuant to Section 8.1(c), Section 8.1(d), Section 8.1(f), Section 8.1(g), or Section 8.1(h), in consideration for Buyer having expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of Seller, Seller shall pay Buyer, in accordance with the terms hereof and the Bidding Procedures Order, an amount equal to $500,000 (the “Break-Up Fee”), inclusive of the actual, reasonable, and documented expenses of Buyer incurred in connection with the negotiation, execution, and preparation for the consummation of the transactions contemplated by this Agreement (the “Expense Reimbursement”), by wire transfer of immediately available funds to the account specified by Buyer to Seller in writing. The Expense Reimbursement shall be paid on the first Business Day following termination of this Agreement, and the remaining balance of the Break-Up Fee shall be paid upon consummation of an Alternative Transaction. Nothing in this Section 5.5 shall relieve Buyer or Seller of any Liability for a breach of this Agreement prior to the date of termination. Buyer acknowledges and agrees that payment and delivery of the Break-Up Fee or Expense Reimbursement pursuant to this Section 5.5(a) will constitute liquidated damages and be the sole and exclusive remedy of Buyer and its Representatives and Affiliates whether at Law or in equity, and upon the payment and delivery thereof to Buyer, Buyer and its Representatives and Affiliates will be deemed to have fully released and discharged Seller and its Representatives and Affiliates from any Liability resulting from the termination of this Agreement.

(b)         Solicitation of Competing Bids. [Reserved.]

(c)         Bankruptcy Court Milestones.

(i)           [Reserved.]

(ii)          [Reserved.]

(iii)         [Reserved.]

(iv)         [Reserved.]

(v)          [Reserved.]

(vi)         [Reserved.]

(vii)        [Reserved.]

(viii)       The Sale Hearing shall be no later than October 24, 2019.

(ix)          Seller shall use its best efforts to obtain entry of the Sale Order by the Bankruptcy Court on or before October 25, 2019.

(x)           Seller shall be prepared to have the Closing no later than October 31, 2019.

(xi)          Seller shall promptly file such motions or pleadings as may be necessary or appropriate to assume and assign the Assumed Contracts and to determine and resolve, if necessary, the amount of the Cure Costs.

(d)         Bankruptcy Filings. [Reserved.]

(e)         Sale Order. Provided Buyer is selected as the winning bidder in respect of the Acquired Assets at the Auction, at the Sale Hearing Seller shall seek entry of the Sale Order and any other necessary orders to close the sale. Seller shall provide notice of the Sale Order to all Persons necessary to provide Buyer with the benefits and protections set forth in the Sale Order (including notice to all applicable Tax authorities).

Section 5.6            Notice of Developments. Seller and Buyer will give prompt written notice to the other Party of (a) the existence of any fact or circumstance, or the occurrence of any action or event, of which it has Knowledge that has caused, or would reasonably be likely to cause, a condition to a Party’s obligations to consummate the transactions contemplated hereby set forth in Article VII not to be timely satisfied or (b) the receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 5.6 shall not have any effect on the representations, warranties, covenants, and agreements contained in this Agreement for purposes of determining satisfaction of any condition herein and shall not be deemed to amend or supplement this Agreement. The failure to deliver any such notice shall not constitute a waiver of any right or condition to the consummation of the transactions contemplated hereby by any Party.

Section 5.7            Access; No Contact.

(a)         Upon the reasonable request of Buyer and to the extent not otherwise prohibited by applicable Law, Seller will permit Buyer and its Representatives to have, upon reasonable advance written notice, reasonable access to all premises, properties (including access to conduct environmental site assessments), Files and Records, Permits, Assumed Contracts, and Retained Contracts included in the Acquired Assets during normal business hours and in a manner so as not to interfere unreasonably with the normal business operations of Seller. No such access or examination, whether occurring prior to or after the date of this Agreement, shall diminish or obviate any of the representations, warranties, covenants, or agreements of Seller contained in this Agreement or the Related Agreements. Without limiting the foregoing, from and after the entry of the Sale Order, Seller shall reasonably cooperate with Buyer and use its best efforts to provide access to the Leased Real Property to facilitate the timely transition of the Leased Real Property and Business to Buyer; provided that (i) such access shall not interfere with the normal business operations of Seller and (ii) Seller may, in its sole and absolute discretion, chaperone any such visits to the Leased Real Property prior to the Closing.

Section 5.8            Bulk Transfer Laws. Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer Laws or similar Laws of any jurisdiction in connection with the transactions contemplated by this Agreement, including the United Nations Convention on the Sale of Goods, and each of Buyer and Seller hereby waives all claims against the other related to the non-compliance therewith.

Section 5.9            Replacement Bonding Requirements. At Closing, to the extent practicable, Buyer shall cause itself or one or more of its Affiliates to provide replacement guarantees, standby letters of credit, or other assurances of payment with respect to all Bonding Requirements set forth on Section 3.11(b) and Section 3.13(c) of the Disclosure Schedule, in form and substance reasonably acceptable to Seller and any banks or other counterparty thereto, and cooperate with Seller to obtain a release in form and substance reasonably acceptable to Buyer and Seller with respect to all such Bonding Requirements. To the extent Buyer is unable to make such arrangements with respect to such Bonding Requirements as of the Closing Date, Buyer shall effect such arrangements as soon as practicable after the Closing Date, but in any event within three (3) months thereof. For the avoidance of doubt, any Bonding Requirement with respect to the Lease for 300 Madison Ave., New York, NY 10017 shall be satisfied with the 42nd Street Cash and no additional cash shall be required for such Bonding Requirement.

Section 5.10        Assumption and Assignment and Rejection of Assumed Contracts, Retained Contracts, and Rejected Contracts; Cure Costs.

(a)         Assignment and Assumption at Closing.

(i)                 No later than two (2) days after the Execution Date, Seller shall provide to Buyer a schedule setting forth (A) each Contract or Lease to which Seller is a party or by which Seller is bound and that is used in or related to the Business or any of the Acquired Assets, (B) all Cure Costs (if any) for each such Contract or Lease and (C) a general description of each such Contract or Lease (such schedule is referred to herein as the “Contract Schedule”);

(ii)              No later than two (2) days after entry of the Bidding Procedures Order, Seller shall send a notice to each counterparty to a Contract or Lease on the Contract Schedule setting forth the proposed Cure Costs (if any) for such Contracts and Leases (the “Cure Notice”). In the Cure Notice, Seller shall (x) set forth the procedures for the assumption and assignment of a Contract or Lease and (y) notify counterparties that their Contract or Lease may be assumed by the Seller and assigned to the Buyer or rejected by the Seller.

(iii)            No later than three (3) days prior to the Closing Date, Buyer shall, by delivering written notice to Seller, designate each Contract or Lease on the Contract Schedule as “assumed,” “rejected,” or “retained.” Each Contract or Lease to be assumed by the Seller and assigned to the Buyer will be designated as “assumed” and is referred to herein as an “Assumed Contract”; each Contract or Lease to be rejected by the Seller will be designated as “rejected” and is referred to herein as a “Rejected Contract”; and each Contract or Lease not designated as “assumed” or “rejected” will be designated as “Retained” and is referred to herein as a “Retained Contract.” Prior to the Closing Date, Seller shall file a notice with the Bankruptcy Court setting forth the Assumed Contracts, the Rejected Contracts, and the Retained Contracts. The Sale Order shall provide that (A) Assumed Contracts or Retained Contracts that are later designated as Assumed Contracts are assumed by the Seller and assigned to the Buyer effective upon Seller filing a notice with the Bankruptcy Court and the counterparty being paid any Cure Costs (each, an “Assumption and Assignment Notice”) and (B) the Rejected Contracts or Retained Contracts that are later designated as Rejected Contracts are rejected by the Seller effective upon Seller filing a notice with the Bankruptcy Court (each, a “Rejection Notice”).

(iv)             Seller shall take all actions necessary to cause all Assumed Contracts to be assumed by Seller and assigned to Buyer in accordance with section 365 of the Bankruptcy Code and all actions necessary to cause all Rejected Contracts to be rejected by Seller in accordance with section 365 of the Bankruptcy Code.

(v)               At Closing, Buyer shall fund a reserve account controlled by Buyer in the aggregate amount of the Cure Costs for Retained Contracts (the “Reserve Account”). Between the Closing Date and the date that is ninety (90) days after Closing (the “Retained Contracts Period”), Buyer may designate any Retained Contract as an Assumed Contract or a Rejected Contract. Any Retained Contract that is designated as an Assumed Contract shall be an Acquired Asset, and any assets located at Assumed Leased Real Property shall be an Acquired Asset. Any Retained Contract that is not designated as an Assumed Contract with the timely filing of an Assumption and Assignment Notice and is not designated as a Rejected Contract with the timely filing of a Rejection Notice on or before the expiration of the Retained Contracts Period shall automatically become a Rejected Contract immediately after the expiration of the Retained Contracts Period.

(vi)             Any Retained Contract shall be held by Seller and not rejected in accordance with section 365 of the Bankruptcy Code unless and until the Retained Contract is designated as an Assumed Contract or a Rejected Contract or automatically becomes a Rejected Contract in accordance with Section 5.10(a)(iv). With respect to any Retained Contract: (i) Buyer shall be solely responsible for and directly pay for all costs associated with the continuation, operation, or holding by Seller of such Retained Contract, as set forth in a budget proposed by Seller and approved by Buyer (“Retained Contracts Budget”), for the period from the Closing Date through the date the Retained Contract is designated as an Assumed Contract or is designated as a Rejected Contract or automatically becomes a Rejected Contract in accordance with Section 5.10(a)(iv). In the case whereby Buyer cannot directly pay the costs associated with the continuation or holding by Seller of such Retained Contract, Buyer shall promptly reimburse Seller for such cost. For the avoidance of doubt, Buyer shall retain the right to use all assets at any Leased Real Property that is subject to a Retained Contract, and to receive all the proceeds from any sale or use of goods and services at the Leased Real Property during the Retained Contracts Period. Notwithstanding anything herein to the contrary, if Buyer fails to pay when due any costs associated with the continuation or holding by Seller of any Retained Contract set forth in the Retained Contracts Budget in accordance with this Section 5.10(a)(v), then such Retained Contract shall be deemed, upon delivery of three (3) Business Days’ prior written notice from Sellers to Buyer of such breach and an opportunity to cure during such three (3) Business Day time period, an Excluded Asset for all purposes under this Agreement, except with respect to Buyer’s obligations to pay all amounts associated with such Retained Contract as provided in the Retained Contracts Budget with respect thereto. In the event that the costs associated with any Retained Contract exceed the Retained Contracts Budget (a “Designation Cost Overage”), Buyer shall not be liable for such Designation Cost Overage, other than as a result of damage or destruction of any Real Property Lease or as a result of the Buyer’s gross negligence or willful misconduct.

(b)         Previously Omitted Contracts. In the event that it is discovered that a Contract or Lease should have been listed on the Contract Schedule but was not listed on the Contract Schedule (any such Contract or Lease, a “Previously Omitted Contract”), Seller shall, immediately following the discovery thereof (but in no event later than two (2) Business Days following the discovery thereof), (i) notify Buyer of such Previously Omitted Contract and all Cure Costs (if any) for such Previously Omitted Contract and (ii) file a motion with the Bankruptcy Court on notice to the counterparties to such Previously Omitted Contract seeking entry of an order (the “Omitted Contract Motion”) requesting that the Bankruptcy Court fix the Cure Costs and authorize the assumption and assignment or rejection of such Previously Omitted Contract in accordance with this Section 5.10. Buyer shall then have until the later of the Retained Contract Deadline or ten (10) Business Days after the receipt of notice of the Previously Omitted Contract to designate such Previously Omitted Contract as an Assumed Contract, Rejected Contract, or, if the Retained Contracts Period is at least twenty (20) Business Days in the future, a Retained Contract. Seller shall take all other actions necessary or appropriate to cause any Previously Omitted Contract to be treated in accordance with this Section 5.10. Seller shall be responsible for the payment of any Cure Costs related to a Previously Omitted Contract designated as an Assumed Contract to the extent that the Reserve Account is not sufficient to pay all Cure Costs or the balance has already been paid to Seller pursuant to Section 5.10(a)(iv).

ARTICLE VI
OTHER COVENANTS

The Parties agree as follows with respect to the period from and after the Closing:

Section 6.1            Further Assurances. At any time, and from time to time at and after the Closing, if any further action is necessary to carry out the purposes of this Agreement, each of the Parties will, at the requesting Party’s sole cost and expense (unless the Party receiving the request is already obligated under this Agreement to honor such request at its own cost and expense) take such further action (including the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption, and confirmation or providing materials and information) as the other Party may reasonably request that shall be reasonably necessary to transfer, convey, or assign to Buyer all of the Acquired Assets or to confirm Buyer’s assumption of the Assumed Liabilities.

Section 6.2            Access; Enforcement; Record Retention. From and after the Closing, upon the written request by Seller, Buyer will permit Seller and its Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere with the normal business operations of Buyer, to all premises, properties, personnel, Files and Records, and Contracts of or related to the Acquired Assets or the Assumed Liabilities for the purposes of (a) preparing Tax Returns, (b) monitoring or enforcing rights or obligations of Seller under this Agreement or any of the Related Agreements, (c) complying with the requirements of any Governmental Authority, (d) reconciling any claims filed in the Bankruptcy Case, or (e) the winddown of the Bankruptcy Case; provided, however, that, for avoidance of doubt, the foregoing shall not require Buyer to take any such action if (i) such action may result in a waiver or breach of any attorney/client privilege, (ii) such action could reasonably be expected to result in violation of applicable Law, or (iii) providing such access or information would be reasonably expected to be disruptive to its normal business operations. Buyer agrees to maintain the Files or Records that are contemplated by the first sentence of this Section 6.2 in a manner consistent in all material respects with its document retention and destruction policies, as in effect from time to time, for two (2) years following the Closing.

Section 6.3            Employment Matters.

(a)         Offer of Employment. Seller shall have provided Buyer with a list of all employees including their current base wage and hourly rate, incentive bonus opportunities, and other material compensation terms, and with respect to each employee, his or her name, address of employment, position/employment occupation classification, status as full-time or part-time, date of hire, status as active or on leave (and, if on leave, the nature of the leave and the anticipated date of return), and status as exempt or non-exempt for purposes of federal and state overtime pay requirements. As of the Closing Date, Buyer shall have the right to offer employment to any and all employees of Seller on terms and conditions of employment, including salaries and benefits, as Buyer should determine in its sole and absolute discretion; provided that Buyer and Seller expressly agree that Buyer shall not be deemed for any purpose to be a “successor employer” of the Seller and that Buyer’s operation of the Business following the Closing Date shall for all purposes be deemed to have occurred with a substantial interruption and substantial change from the operation of the Business by Seller prior to the Closing Date. Furthermore, notwithstanding any of the above, Buyer shall have no obligation to offer employment as of the Closing Date to any employee of any Seller.

(b)         Bonus. Buyer shall offer a one-time bonus, which shall be separate from the Purchase Price (the “Bonus”), to certain selected employees of Seller which continue to provide services to the Business as of the Closing Date (the “Selected Employees”). The aggregate amount of such Bonus for all Selected Employees collectively shall not exceed $321,024. Seller and Buyer shall mutually agree in their reasonable discretion upon (i) the Bonus amount to be offered to each Selected Employee and (ii) the terms upon which the Bonus will be paid to each Selected Employee.

(c)         No Third Party Beneficiary Rights. The Parties agree that nothing in this Section 6.3, whether express or implied, is intended to create any third party beneficiary rights in any employee of Seller or Buyer.

(d)         Access to Employees. From and after the date of the entry of Bidding Procedures Order, Buyer and/or its Representatives may meet and otherwise communicate with employees of Seller, upon prior written notice to Seller (in a manner so as not to interfere unreasonably with the normal business operations of Seller) to discuss the impact of the pending transaction and Buyer’s intentions with respect to Seller’s employees and to interview and offer employment pursuant to the terms of this Section 6.3 to Seller’s employees. Seller may elect to have its Representatives present during such communications, and Buyer shall provide Seller with copies of written communications to such employees at least two (2) Business Days prior to distribution thereof to such employees. Notwithstanding the foregoing, (i) commencing not later than five (5) Business Days after the Execution Date, Buyer shall be permitted to introduce itself to the employees of Seller at in-person meetings, and attend additional in-person meetings with employees of Seller following the initial meetings, in each case, in the presence of Representatives of Seller at such locations and times as are mutually agreed by the Parties (such agreement not to be unreasonably withheld, delayed, or conditioned), and (ii) Buyer and Seller shall cooperate in good faith in developing and implementing an employee communication plan pursuant to which one or more written communications about Buyer, the transactions contemplated hereby, and Buyer’s plans or intentions with respect to the future operation of the Business will, from time to time, be distributed to employees and pursuant to which meetings of Buyer with employees of Seller may be scheduled.

(e)         Notwithstanding anything to the contrary in this Section 6.3, prior to the entry of the Sale Order, Buyer shall not engage in any solicited communication with any employees of Seller without Seller’s prior consent (not to be unreasonably withheld, delayed, or conditioned), it being understood that Seller shall not be required to be present for any interviews of employees, and the Parties acknowledge and agree to reasonably cooperate with each other with respect to such communication.

Section 6.4            Certain Tax Matters.

(a)         Transfer Taxes. All stamp, documentary, filing, recording, registration, sales, use, transfer, added-value, or similar non-income Taxes, fees, or governmental charges imposed under applicable Law in connection with the transactions contemplated hereby (a “Transfer Tax”) shall be split equally between Buyer and Seller. The Party that is required by applicable Law to file any Tax Returns in connection with Transfer Taxes shall prepare and timely file such Tax Returns; provided, however, that the other Parties shall be entitled to receive such Tax Returns and other documentation reasonably in advance of filing by such preparing Party, but not less than ten (10) Business Days prior to the due date of such Tax Returns, and such Tax Returns and other documentation shall be subject to the other Parties’ approval, which shall not be unreasonably withheld, delayed, or conditioned. The Parties hereto shall cooperate to permit the filing Party to prepare and timely file any such Tax Returns and shall provide each other with any applicable exemption certificates.

(b)         [Reserved.]

Section 6.5            Insurance Matters.

(a)         Except as provided in Section 6.5(b), Buyer acknowledges that, upon the Closing, all insurance coverage provided in relation to Seller, the Leased Real Property, or the Acquired Assets transferred in such Closing that is maintained by Seller (whether such policies are maintained with third party insurers or with such Seller) shall cease to provide any coverage to Buyer, the Leased Real Property, or the Acquired Assets transferred in such Closing and no further coverage shall be available to Buyer, the Lease Real Property, or such Acquired Assets under any such policies.

(b)         Notwithstanding anything to the contrary in this Agreement, Seller shall use commercially reasonable efforts to: (x)(i) assign, to the extent assignable, to Buyer the right, power, and authority to make directly to the insurer any request for payment under the Insurance Policies relating to any Assumed Liability or the Acquired Assets or (ii) to the extent Seller is unable to make such assignment, cooperate with Buyer in filing any claims under the Insurance Policies and in the collection of proceeds therefrom, including, where permitted by law and the applicable Insurance Policies, transferring to Buyer the right to pursue insurance proceeds thereunder related to the Assumed Liabilities or the Acquired Assets, as applicable; and (y) assign, to the extent assignable, to Buyer the right to receive any proceeds from such claims relating to such Assumed Liability or Acquired Asset, in the case of each of the foregoing clauses (x) and (y), at Buyer’s sole cost and expense. Any Party receiving a notice under an Insurance Policy with respect to any Assumed Liability or Acquired Asset shall promptly notify the other Parties hereto.

Section 6.6            Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the existence or subject matter of this Agreement without the prior written approval of the other Party unless a press release or public announcement is required by applicable Law or a Decree of the Bankruptcy Court. If any press release or public announcement is required, it shall be in form and substance reasonably acceptable to Buyer and Seller. If any such announcement or other disclosure is required by applicable Law or a Decree of the Bankruptcy Court, the disclosing Party shall give the nondisclosing Party prior notice of, and an opportunity to comment on, the proposed disclosure. The Parties acknowledge that Seller shall file this Agreement with the Bankruptcy Court in connection with obtaining the Bidding Procedures Order and the Sale Order.

Section 6.7            Casualty. If, between the Execution Date and the Closing, any of the Acquired Assets shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty, or any other cause (each a “Casualty”), then Buyer shall have the option to: (a) acquire such Acquired Assets on an “as is” basis and take an assignment from Seller of all insurance proceeds payable to Seller in respect of the applicable Casualty; or (b) in the event that the applicable Casualty would have a Material Adverse Effect, terminate this Agreement and the transactions contemplated hereby.

Section 6.8            Name Change. Within five (5) days after the Closing, but except as may be required for filings with the Bankruptcy Court, Seller shall take all steps necessary to effect a change in its corporate name to remove the word “Sugarfina” and any other names utilized by Seller in the Business as reasonably identified by Buyer (collectively, “Seller Names”). Seller shall (a) as promptly as practicable after the Closing Date and in any event within no later than five (5) days after the Closing Date, cease to make any use of the Seller Names or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs, or insignia related thereto or any of the Intellectual Property or containing or comprising the foregoing, including any name or mark confusingly similar thereto, and (b) immediately after the Closing, cease to hold themselves out as having any affiliation with the Business. As promptly as practicable after the Closing Date and in any event no later than five (5) days after the Closing Date, Seller shall remove, strike over, cover, block, or substantially obliterate all Seller Names or Trademarks from any vehicles, displays, signs, promotional materials, or other similar materials then owned by it.

ARTICLE VII
CONDITIONS TO OBLIGATION TO CLOSE

Section 7.1            Conditions to Buyer’s Obligations to Effect the Closing. Buyer’s obligation to consummate the transactions contemplated hereby in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a)         the representations and warranties set forth in Article III shall have been true and correct on the Execution Date and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date) in all material respects (except where such representation or warranty is qualified by materiality, in which case, such representation or warranty shall be true and correct in all respects);

(b)         Seller shall have performed and complied with its covenants and agreements hereunder through the Closing;

(c)         (i) the Bankruptcy Court shall have entered the Sale Order, and any other order necessary to close the sale of the Acquired Assets, all in form and substance reasonably satisfactory to Buyer, (ii) no order staying, reversing, modifying, or amending such orders (or the Bidding Procedures Order) shall be in effect on the Closing Date, and (iii) the Sale Order shall not be subject to any challenge of Buyer’s good faith under section 363(m) of the Bankruptcy Code;

(d)         no Decree shall be in effect that prohibits, enjoins, or materially restricts or delays consummation of the transactions contemplated by this Agreement;

(e)         each delivery contemplated by Section 2.5(a)(ii) to be delivered to Buyer shall have been delivered; and

(f)          Seller shall have assumed and assigned each applicable Assumed Contract to be assumed and assigned by or before the Closing.

For the avoidance of doubt, Buyer shall have the right to waive any of the conditions set forth in this Section 7.1 (including Section 7.1(c)) in its sole and absolute discretion.

Section 7.2            Conditions to Seller’s Obligations to Effect the Closing. Seller’s obligations to consummate the transactions contemplated hereby in connection with the Closing are subject to satisfaction or waiver of the following conditions:

(a)         the representations and warranties set forth in Article IV shall have been true and correct on the Execution Date and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date) except for any failures to be so true and correct that would not, individually or in the aggregate, prevent or materially impair or materially delay Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b)         Buyer shall have performed and complied with its covenants and agreements hereunder through the Closing in all material respects;

(c)         the Bankruptcy Court shall have entered (i) the Bidding Procedures Order, the Sale Order, and any other order necessary to close the sale of the Acquired Assets, and (ii) no order staying, reversing, modifying, or amending such orders that prevent the Closing shall be in effect on the Closing Date;

(d)         each delivery contemplated by Section 2.5(a)(i) to be delivered to Seller shall have been delivered; and

(e)         no Decree shall be in effect that prohibits, enjoins, or materially restricts or delays consummation of the transactions contemplated by this Agreement.

For the avoidance of doubt, Seller shall have the right to waive any of the conditions set forth in this Section 7.2 in its sole and absolute discretion.

Section 7.3            No Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition to their respective obligations to consummate the transactions contemplated hereby set forth in Section 7.1 or Section 7.2 as the case may be, to be satisfied if such failure was primarily caused by such Party’s failure to perform its obligations hereunder.

ARTICLE VIII
TERMINATION RIGHTS

Section 8.1            Termination of Agreement. The Parties may terminate this Agreement at any time prior to the Closing as provided below:

(a)         by the mutual written consent of the Parties;

(b)         by any Party by giving written notice to the other Parties if any court of competent jurisdiction or other competent Governmental Authority shall have enacted or issued a Law or Decree or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Law or Decree or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the failure to consummate the Closing because of such action by a Governmental Authority shall be due to the failure of such Party to have fulfilled any of its obligations under this Agreement;

(c)         by any Party by giving written notice to the other Parties if the Closing shall not have occurred on or prior to October 31, 2019 (the “Outside Date”); provided, however, that if the Closing shall not have occurred on or before the Outside Date due to a material breach of any representations, warranties, covenants, or agreements contained in this Agreement by Buyer or Seller, then the breaching Party may not terminate this Agreement pursuant to this Section 8.1(c);

(d)         by Buyer by giving written notice to Seller if there has been a breach by Seller of any representation, warranty, covenant, or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of Buyer at the Closing set forth in Section 7.1(a) or Section 7.1(b), and such breach or unsatisfied condition has not been waived by Buyer, or, if such breach or unsatisfied condition is curable (including any payment default), cured by such Seller prior to the earlier to occur of (i) five (5) days after receipt of Buyer’s notice of intent to terminate and (ii) the Outside Date;

(e)         by Seller by giving written notice to Buyer and the other Seller if there has been a breach by Buyer of any representation, warranty, covenant, or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of Seller at the Closing set forth in Section 7.2(a) or Section 7.2(b), and such breach has not been waived by such Seller, or, if such breach is curable (including any payment default), cured by Buyer prior to the earlier to occur of (i) five (5) days after receipt of such Seller’s notice of intent to terminate or (ii) the Outside Date;

(f)          by Buyer by giving notice to Seller, if: (i) Seller does not comply with any of the Bankruptcy Court milestones set forth in Section 5.5(c); provided, however, Seller shall have a three day grace period to complete a missed milestone, if such missed milestone is as a result of the court’s calendar not being able to accommodate the schedule of the milestones set forth herein; (ii) following the entry of the Bidding Procedures Order, such order is reversed, vacated, or otherwise modified in a manner prejudicial to Buyer; (iii) the Bidding Procedures Order is stayed as of the date the Auction is scheduled to commence; (iv) following the entry of the Sale Order, such order is reversed, vacated, or otherwise modified in a manner prejudicial to Buyer; or (v) the Sale Order is stayed prior to the day before the Outside Date and the scheduled Closing Date;

(g)         in the event that Buyer is not the winning bidder at the Auction, by Buyer by giving written notice to Seller at any time after the conclusion of the Auction;

(h)         by Seller or Buyer by giving written notice to the other Party, if (i) (x) Seller enters into a definitive agreement with respect to an Alternative Transaction, (y) the Bankruptcy Court enters an order approving an Alternative Transaction, or (z) an Alternative Transaction is consummated, or (ii) the Bankruptcy Court enters an order that precludes the consummation of the transactions contemplated hereby on the terms and conditions set forth in this Agreement;

(i)           by Buyer by giving written notice to Seller if prior to the Closing (i) the Bankruptcy Case is converted to a case under chapter 7 of the Bankruptcy Code, (ii) the Bankruptcy Case is dismissed, or (iii) if a chapter 11 trustee or examiner is appointed in the Bankruptcy Case; and

(j)           by Buyer if the DIP Facility terminates in whole or in part as a result of a breach of the following sections of the DIP Facility: 6.18, 7.1, 7.2, 7.3, 7.10, 8.3, 8.11, and 8.12.

Section 8.2            Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate upon such termination and shall become null and void (except that Article I, Section 5.5(a), Section 6.6, Article IX, and this Section 8.2 (and the definitions of all defined terms appearing in the foregoing sections) shall survive any such termination) and no Party shall have any Liability (except as set forth in Section 5.5(a)) to the other Party hereunder. Notwithstanding the foregoing, if this Agreement is terminated by Seller pursuant to Section 8.1(e), the Seller shall retain the Deposit as payment, and such payment will constitute liquidated damages and be the sole and exclusive remedy of Seller and its Representatives and Affiliates whether at Law or in equity, and upon the payment and delivery thereof to Seller, Seller and its Representatives and Affiliates will be deemed to have fully released and discharged Buyer and its Representatives and Affiliates from any Liability resulting from the termination of this Agreement. Except as otherwise set forth in the preceding sentence, Seller’s exclusive remedy for a breach of the Agreement is termination pursuant to Section 8.1. If the Agreement is terminated for any reason other than as set forth in Section 8.1(e), the Seller shall return the Deposit to Buyer. The obligation to pay in full in cash when due any amount owed by Seller to Buyer under this Agreement, including the Break-Up Fee and Expense Reimbursement, shall not be discharged, modified, or otherwise affected by any chapter 11 plan in the Bankruptcy Case or by any other Order or action of the Bankruptcy Court. The Break-Up Fee and Expense Reimbursement shall be a superpriority administrative expense status (senior to any other superpriority administrative expense claims) pursuant to sections 363, 503(b), and 507(a)(2) of the Bankruptcy Code and payable by any Seller from its bankruptcy estate. Furthermore, Buyer shall be granted a superpriority lien on account of its Break-Up Fee and Expense Reimbursement junior only to the liens granted to the lender under the DIP Facility. For the avoidance of doubt, to the extent Seller do not consummate an Alternative Transaction or do not otherwise have funds sufficient of pay the Break-Up Fee and Expense Reimbursement, Buyer shall have the claims and liens set forth under this Section 8.2.

ARTICLE IX
MISCELLANEOUS

Section 9.1            Survival. Except for any covenant that by its terms is to be performed (in whole or in part) by any Party following the Closing, none of the representations, warranties, or covenants of any Party set forth in this Agreement or in any certificate delivered pursuant to Section 2.5(a)(i)(G) and Section 2.5(a)(ii)(E) shall survive, and each of the same shall terminate and be of no further force or effect as of, the Closing.

Section 9.2            Expenses. Except as otherwise expressly set forth herein (including Section 5.5(a)), each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts, and consultants.

Section 9.3            Misdirected Payments; Offset Rights. Seller shall remit to Buyer with reasonable promptness any monies received by Seller constituting or in respect of the Acquired Assets, Assumed Contracts, or Assumed Liabilities. Buyer shall remit to Seller with reasonable promptness any monies received by Buyer constituting or in respect of the Excluded Assets or Excluded Liabilities. If any Person determines that funds previously paid or credited to Seller or the Business in respect of services rendered prior to the Closing Date have resulted in an overpayment or must be repaid, Seller shall be responsible for the repayment of said monies (and the defense of such actions), except to the extent that the repayment obligation was an Assumed Liability, and Buyer shall have the right to recover such funds.

Section 9.4            Entire Agreement. This Agreement, the Related Agreements, and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations (whether written or oral) by or between the Parties to the extent they relate in any way to the subject matter hereof.

Section 9.5            Incorporation of Exhibits and Disclosure Schedule. The Exhibits to this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof.

Section 9.6            Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party, except as expressly provided herein. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, or breach of warranty or covenant. No conditions, course of dealing or performance, understanding, or agreement purporting to modify, vary, explain, or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 9.6 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

Section 9.7            Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Seller may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of Buyer. Buyer shall have the right, exercisable in its sole and absolute discretion, to assign to any or multiple Persons (affiliated or unaffiliated) all or any portion of its rights, interests, or obligations under this Agreement provided that any such assignment shall not relieve Buyer of its obligations under this Agreement. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee(s) unless the context otherwise requires.

Section 9.8            Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given addressed to the intended recipient as set forth below: (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); or (c) on the day such communication was sent by e-mail:

If to Seller:                         Sugarfina, Inc.

1700 E. Walnut Ave., 5th Floor

El Segundo, CA 90245

Attention: Lance Miller, Chief Restructuring Officer

E-mail: lance.miller@sugarfina.com

With a copy (which shall not constitute notice to Seller) to:

Shulman Hodges & Bastian LLP

100 Spectrum Center Drive

Suite 600

Irvine, CA 92618

Attention: Alan Friedman

E-mail: afriedman@shbllp.com

If to Buyer:                        Sugarfina Acquisition Corp.

662 N. Sepulveda Blvd., Suite 300

Los Angeles, CA 90049

Attention: Paul L. Kessler

E-mail: pkessler@bristolcompanies.net

and

Attention: Diana Derycz-Kessler

E-mail: diana@bristolcompanies.net

With a copy (which shall not constitute notice to Buyer) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Thomas J. Fleming

E-mail: tfleming@olshanlaw.com

and

Attention: Adam H. Friedman

E-mail: afriedman@olshanlaw.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 9.8.

Section 9.9            Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (without giving effect to the principles of conflict of Laws thereof), except to the extent that the Laws of such state are superseded by the Bankruptcy Code.

Section 9.10        Submission to Jurisdiction; Service of Process. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby and agrees that all claims in respect of such Litigation may be heard and determined in any such court. Each Party also agrees not to (a) attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from the Bankruptcy Court or (b) bring any Litigation arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby in any other court; provided, however, that if the Bankruptcy Case has not been commenced, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the State of Delaware’s Court of Chancery and any appellate court from any thereof, for the resolution of any such Litigation. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.8; provided, however, that nothing in this Section 9.10 shall affect the right of any Party to serve legal process in any other manner permitted by Law or in equity. Each Party agrees that a final judgment in any Litigation so brought shall be conclusive and may be enforced by Litigation or in any other manner provided by Law or in equity. The Parties intend that all foreign jurisdictions will enforce any Decree of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby.

Section 9.11        Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.12        Specific Performance. Each Party acknowledges and agrees that each other Party would be damaged irreparably in the event that a Party does not perform its obligations under this Agreement in accordance with its specific terms or otherwise breaches this Agreement, so that, in addition to any other remedy that Buyer or Seller may have under Law or equity, either Party shall be entitled, without the requirement of posting a bond or other security, to seek injunctive relief to prevent any breaches of the provisions of this Agreement by the other Party and to enforce specifically this Agreement and the terms and provisions hereof.

Section 9.13        Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

Section 9.14        No Third Party Beneficiaries. Except as set forth in Section 9.15, this Agreement shall not confer any rights or remedies upon any Person other than Buyer, Seller, and their respective successors and permitted assigns.

Section 9.15        Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out, or by reason of, be connected with, or related in any manner to this Agreement or the Related Agreements may be made only against (and are expressly limited to) the Persons that are expressly identified as parties hereto or thereto (the “Contracting Parties”). In no event shall any Contracting Party have any shared or vicarious Liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of an entity party against its owners or affiliates) for any causes of action or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Related Agreements or based on, in respect of, or by reason of this Agreement or the Related Agreements or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party waives and releases all such causes of action and Liabilities against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or the Related Agreements or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Related Agreements. The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 9.15.

Section 9.16        Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.17        Disclosure Schedule. All capitalized terms not defined in the Disclosure Schedule shall have the meanings ascribed to them in this Agreement. The representations and warranties of Seller in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Disclosure Schedule. The listing of any matter shall expressly not be deemed to constitute an admission by Seller, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement, or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. All attachments to the Disclosure Schedule are incorporated by reference into the applicable section of the Disclosure Schedule in which they are directly or indirectly referenced. The information contained in the Disclosure Schedule is in all respects provided subject to the Confidentiality Agreement.

Section 9.18        Headings; Table of Contents. The section headings and the table of contents contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.19        Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

Section 9.20        Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SUGARFINA, INC.

By:
Name:
Title:

SUGARFINA INTERNATIONAL, LLC

By:
Name:
Title:

SUGARFINA (CANADA), LTD.

By:
Name:
Title:

SUGARFINA ACQUISITION CORP.

By:	/s/ Paul L. Kessler
Name:	Paul L. Kessler
Title:	Co-Chief Executive Officer

Signature Page to Asset Purchase Agreement

EXHIBIT A

[REDACTED]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

EXHIBIT B

[REDACTED]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

EXHIBIT C

[REDACTED]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.